Exhibit 10.6

SUBCONTRACT AGREEMENT COMPREHENSIVE SERVICE NETWORK THE PROVIDENCE SERVICE CORPORATION AMENDMENT 6

CONTRACT NUMBER: A0508	FY06/07

Effective July 1, 2006, the Subcontract Agreement between Community Partnership of Southern Arizona and The Providence Service Corporation is hereby amended as follows:

1.	Schedule II, Program Funding Allocation is amended to reflect changes in the contract amounts; and the addition of Non-TXIX Children – Staffing CPS Liaison (DES Funds), Non-TXIX State Children’s Prevention, and Non-TXIX Prevention State Mental Health Prevention. The Schedule II, Program Funding Allocation has been replaced in its entirety.

All other terms, conditions, and provisions of the Subcontract Agreement shall remain the same.

CPSA:	Community Partnership of Southern Arizona

Signature:	/s/ Neal Cash
Print Name and Title:	Neal Cash President/Chief Executive Officer
Date:	March 28, 2007

CONTRACTOR:	The Providence Service Corporation

Signature:	/s/ Craig A. Norris
Print Name and Title:	Craig A. Norris Chief Operating Officer
Date:	March 20, 2007

SUBCONTRACT AGREEMENT THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 7	FY 07/08

Effective July 1, 2007, the Subcontract Agreement between Community Partnership of Southern Arizona and The Providence Service Corporation is hereby amended to extend through August 31, 2007. The following changes are reflected in this Amendment:

1.	The Scope of Work is revised to reflect changes in:

a.	Sections F. Provider Network Requirements, Paragraphs (d)(i) and (ii), e(iv), and g;

b.	Section H. Contractor Administrative Organization, Paragraph 13;

c.	Section J. Communications With Behavioral Health Recipients, Family Members, Stakeholders, and Providers, Paragraph 2 and 3; and

d.	The addition of Section P. Vocational Services.

2.	The Special Terms is revised to reflect changes in:

a.	Section A. Financial Viability/Performance Bonds and Section B. Financial Withholding have been removed and are now found in the CPSA Provider Financial Guide.

b.	Old Section K. Insurance Provisions and Section K. Indemnification have been updated to reflect the current ADHS insurance language and have been renumbered; and

c.	New Section K. Accounting Requirements has been added to reflect the current ADHS accounting requirements.

3.	The Contract Deliverables have been revised to add:

a.	New deliverable for the Network Cultural Proficiency Strategic Plan; and

b.	A change to the Member Roster Reconciliation, Member Enrollment and Demographic Assessment reporting.

All other terms, conditions and provisions of the Subcontract Agreement shall remain the same.

Upon completion of the 2007 CPSA/ADHS contract review, ADHS will submit additional changes which must be passed down by CPSA to each and every provider. An Amendment to Extend the current contract through June 30, 2008 will be issued on or before September 1, 2007, which will incorporate additional mandatory ADHS terms and conditions.

CPSA:	Community Partnership of Southern Arizona

Signature:	/s/ Neal Cash
Print Name and Title:	Neal Cash, Chief Executive Officer
Date:	June 15, 2007

CONTRACTOR:	The Providence Service Corporation

Signature:	/s/ Craig A. Norris
Print Name and Title:	Craig A. Norris, Chief Operating Officer
Date:	June 11, 2007

SUBCONTRACT AGREEMENT THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 7	FY 07/08

SCOPE OF WORK

PURPOSE

To provide a complete and integrated continuum of behavioral health services to enrolled children, meeting DSM IV criteria for mental illness, including substance use or dependence related disorders. Included under the auspices of this Subcontract is the population of uniquely identified children enrolled in the Comprehensive Medical and Dental Plan (CMDP) who are wards of the State of Arizona.

ELIGIBILITY GROUPS COVERED UNDER THIS SUBCONTRACT

The following individuals and families are covered under this subcontract:

Title XIX and Title XXI Eligible Children and Adults

The ADHS/DBHS/CPSA Provider Manual lists the AHCCCS eligibility key codes for all Title XIX and Title XXI children and adults that are covered under this subcontract.

The Title XIX eligible children include but are not limited to:

Title XIX children who have been adjudicated by the court to be in the care and custody of:

Arizona Department of Economic Security/Division of Children, Youth and Families (Child Protective Services);

Arizona Department of Juvenile Corrections (except for those who are adjudicated delinquents and are in a correctional institution); and

Administrative Office of the Courts/Juvenile Probation.

These Title XIX eligible children in the care and custody of the state are enrolled with the Comprehensive Medical and Dental Program (CMDP) health plan. CMDP is responsible for the acute care medical health benefit for these children.

Title XIX children in the Arizona Department of Economic Security/Division of Children Youth and Families Adoption Subsidy Program.

Title XIX children in the Arizona Department of Economic Security/Division of Children Youth and Families voluntary foster care arrangements.

Title XIX and Title XXI eligible Native Americans regardless if they live on or off reservation, except when enrolled with an ADHS Tribal Contractor.

Developmentally Disabled (DD) ALTCS Children and Adults

The ADHS/DBHS/CPSA Provider Manual lists the DD ALTCS eligibility key code groups that are covered under this subcontract.

Non-Title XIX/XXI Persons with a Serious Mental Illness (SMI)

These are persons who are determined to have a serious mental illness in accordance with the ADHS/DBHS/CPSA Provider Manual, Section 3.10, SMI Eligibility Determination.

The following individuals and families are covered under this subcontract to the extent that funding is available and allocated to the Contractor. The Contractor may limit the scope of services provided to these populations consistent with ADHS/DBHS/CPSA Provider Manual, Section 3.2, Service Prioritization for Non-Title XIX/XXI Funding:

Non-Title XIX/XXI General Mental Health Adults (GMH)

Adult persons age eighteen and older who have general behavioral health issues and have not been determined to have a serious mental illness.

Non-Title XIX/XXI Substance Abuse Adults (SA)

Adult persons age eighteen and older who have a substance use disorder, or are referred for DUI screening, education and treatment, and have not been determined to have a serious mental illness.

Non-Title XIX/XXI Children

Children up through the age of seventeen who are in need of behavioral health services

SERVICES TO BE PROVIDED UNDER THIS SUBCONTRACT

Based on the funding source as specified in Schedule II, Program Funding Allocation, the Contractor shall develop, maintain and monitor a continuum of Covered Services for its enrolled members. The Contractor shall ensure that the complete continuum of behavioral health services contained in the ADHS/DBHS Covered Behavioral Health Services Guide is available to meet the needs of and provided when needed to eligible and enrolled persons. A comprehensive listing of service codes, including limitations, such as Title XIX or Tile XXI reimbursability, categories of service, and allowed provider types, can be found in the CPSA Service Authorization Matrix. All service codes, unless explicitly stated otherwise, refer to both substance abuse/dependence and mental health services and populations.

Service provision is based on the premise that all mandated and appropriate covered services will be of high quality and provided in a culturally competent manner, in the least restrictive environments, accessible to all populations and sensitive to consumer choice.

All services must be provided in compliance with the processes established in the ADHS/DBHS/CPSA Provider Manual and the CPSA Program Protocol Manual. Additionally:

Services to those determined to have serious mental illness must be provided in accordance with all provisions of Arizona Administrative Code Title 9, Chapter 21, Behavioral Health Services for Persons with Serious Mental Illness, and with the ADHS Principles for Persons with a Serious Mental Illness, available on the ADHS/DBHS web site and incorporated herein by reference.

Services provided to Title XIX/XXI children must be delivered in accordance with the Arizona Vision set forth in the JK Settlement Agreement and the Title XIX Children’s Behavioral Health Annual Action Plan available on the ADHS/DBHS web site and incorporated herein by reference.

All services will be provided in the context of the enrolled person’s Adult Recovery Team, Child and Family Team, or Young Adult Team in accordance with the processes established by the ADHS/DBHS/CPSA Provider Manual and the Program Protocol Manual.

The Contractor shall continue to deliver ongoing behavioral health services to a member 18 through the 21st year and his/her family, facilitated through a Young Adult Team, provided:

The Member and family choose to remain enrolled with the Children’s Network.

The Member is Title XIX/XXI and/or CMDP enrolled

The Young Adult Team has commenced development of life skills and independence 6 months prior to 18th birthday

The determination as a person with Serious Mental Illness is completed and Title XIX rights and requirements are implemented.

The Contractor shall encourage adult persons to include family members in the assessment and treatment for behavioral health recipients, unless it is contraindicated by family circumstances. The Contractor shall support the participation of parents/primary caregivers, adolescents and children in the assessment and treatment process. A unified process of assessment, planning, service delivery and support among multiple agencies represents the preferred practice.

Psychotropic medications must be provided according to the CPSA Formulary and coordinated in compliance with the member’s Medicare Part D eligibility. Contractor employed and contracted physicians, registered nurse practitioners, and/or physician assistants shall prescribe and abide by the CPSA drug formulary and by the ADHS/DBHS/CPSA Provider Manual Sections 3.15, Psychotropic Medications: Prescribing and Monitoring, 3.16, Medication Formulary and 3.14, Securing Services and Prior Authorization.

The Contractor may not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of the behavioral health diagnosis, type of illness, or condition of the eligible or enrolled person. The Contractor may place appropriate limits on a service on the basis of criteria, such as medically necessary covered services, or for utilization control, provided the services furnished can reasonably be expected to achieve their purpose.

The Contractor must provide services as determined through the Child and Family Team process, which as appropriate must include utilization of the CPSA Direct Contracted Agencies listed in Attachment E. A monthly utilization report must be submitted to CPSA Children’s Services Manager.

Contractor is encouraged to use consumers of behavioral health services and their families to provide supportive services to enrolled members including payment, as appropriate, for those services. Consumers and families shall receive appropriate training and must meet requirements for service provision under this Subcontract.

The Contractor shall ensure coordination and continuity of care for behavioral health recipients admitted to the Arizona State Hospital in accordance with the ADHS/DBHS Arizona State Hospital Practice Improvement Protocol, including but not limited to the following:

diversion of potential admission from the Arizona State Hospital, as appropriate;

coordination of the admission process with the Arizona State Hospital Admissions Office;

participation in the Arizona State Hospital treatment and discharge planning;

forwarding of available clinical and medical record information upon or shortly after admission; and

any other requested communication and/or collaboration with the Arizona State Hospital

CRISIS SERVICES

CPSA is responsible for ensuring that Crisis Services, including detoxification services, are available to eligible and enrolled persons who are at imminent risk of decompensation, relapse, hospitalization, risk of harm to self or others, or loss of residence due to a behavioral health condition. Contractor is responsible for coordinating its members’ access to the CPSA Community-wide Crisis Providers in Pima County. The Contractor shall ensure that each enrolled Member has an individual crisis plan as well as clear written instructions on how to access crisis services. For enrolled members in crisis beyond regular business hours, the Contractor shall arrange for phone consultation, services to stabilize the crisis and appropriate referral to continue stabilization.

Although the Contractor is not expected to duplicate the range of services provided by the Community-wide Crisis Providers, as an Intake provider, the Contractor is expected to respond to eligible, but non-enrolled persons in urgent need or to arrange for services to a community-wide crisis provider according to the ADHS/DBHS appointment standards and to CPSA established protocol, Network/SAMHC Crisis Interface: Persons who Present Needing Medication or Network/SAMHC Crisis Interface: All Other Crisis Situations.

CPSA funds contracted providers to deliver Crisis Stabilization services for adolescents in a 10 bed unit and for children, 2 beds in a group setting. The contractor shall participate with these contracted providers to ensure appropriate utilization of these resources in accordance with protocols and scopes of work specific to these resources.

CPSA funds detoxification services through a Detoxification Service Provider (DSP). The DSP provides services for Members assessed as requiring care at intensities of service comparable to ASAM Levels II-D, III.2-D, and III.7-D. The Contractor is responsible for coordinating members’ access to services provided by the DSP in accordance with the processes established by the CPSA Program Protocol Manual.

COORDINATION OF CARE

The Contractor shall collaborate with community and government agencies and individuals to coordinate the delivery of Covered Services with other services and supports needed by the enrolled person and their families. Specific requirements related to this provision are delineated in ADHS/DBHS/CPSA Provider Manual Section 4.4, Coordination of Care with Other Government Entities.

Contractor agrees to comply with the terms and conditions of the Arizona Department of Economic Security (ADES) Interagency Service Agreement (ISA) between Rehabilitation Services Administration (RSA) and ADHS/DBHS and to coordinate with RSA as required in ADHS/DBHS/CPSA Provider Manual Section 4.4, Coordination of Care with Other Government Entities.

The Contractor must communicate and coordinate with enrolled persons’ AHCCCS Health Plan primary care providers and other health care providers regarding the enrolled persons’ behavioral health and general medical care and treatment in compliance with the ADHS/DBHS/ CPSA Provider Manual Section 4.3, Coordination of Care with AHCCCS Health Plans and Primary Care Providers.

PROVIDER NETWORK REQUIREMENTS

Network Development, monitoring and maintenance

Contractor shall establish and maintain a community-based governing or advisory board for local decision-making and input into service delivery and network development.

The Contractor shall establish, maintain and monitor a provider network that is capable of delivering a full continuum of treatment, rehabilitative and supportive services for children and adults. The continuum of care may be provided directly or through contractual arrangements with qualified providers (Subcontracted Providers). The Contractor shall provide technical assistance to its providers regarding Covered Services, encounter submission and documentation requirements on an as needed basis.

The Contractor’s network must meet the Minimum Network Standards and Staff Inventory requirements established by CPSA. Contractor must submit quarterly reports documenting these minimum standards in the format prescribed by CPSA and on the time schedule enunciated in Schedule III, Subcontract Deliverables.

The Contractor’s network must be sufficient to ensure that:

It is responsive to person and their families in a culturally relevant manner and addresses their service needs in a way consistent with their cultural and linguistic heritage and preferences;

Service delivery is in the persons primary or preferred language including services delivered by BHP, BHT and BHPP. In the cases where the primary or preferred language is a rare language, services shall be provided through qualified interpreter services consistent with ADHS/DBHS/CPSA Provider Manual, Section 10.5, Interpreting Services

Unnecessary use of emergency departments and urgent care centers is reduced;

Use of jail and detention centers is reduced;

Covered Services, including emergency care, are provided promptly and are reasonably accessible in terms of location and hours of operation and are delivered in compliance with ADHS/DBHS/CPSA Provider Manual, Section 3.2, Appointment Standards and Timeliness of Service.

Children with special health care needs have adequate access to behavioral health practitioners with experience in treating the child’s diagnosed condition.

The Contractor’s network must include intake sites and capacity adequate to ensure the following:

Scheduled hours for intake appointments must ensure accessibility and ease of entry into the behavioral health system.

All service sites must be staffed adequately to complete SMI determinations within time frames established by ADHS/DBHS/CPSA Provider Manual Section 3.10, SMI Eligibility Determination.

Financial assessments must be conducted at each intake site by a staff person trained in financial screening and dedicated to the completion of applications for public benefits according to ADHS/DBHS/CPSA Provider Manual, Section 3.1, Eligibility Screening for AHCCCS Health Insurance, Medicare Part D Prescription Drug Coverage, and the Limited Income Subsidy Program. Staff must be capable of informing potential members and family members about required documents needed to prove citizenship for Title XIX/XXI eligibility and assist them in obtaining such documents.

At intake, written materials will be provided to the Member in the member’s primary or preferred language consistent with ADHS/DBHS/CPSA Provider Manual 10.4, Document Translation Services. The written materials to include at a minimum: Member Handbook, Rights and Responsibilities of Members, name and phone number of their assigned Clinical Liaison and the procedure for reaching the Clinical Liaison in the event of an urgent or emergent need.

Intake services are available during non-business hours (evenings and weekends) to accommodate Member’s access into the system. Intake services are also available outside the Contractor’s office, i.e. schools, homes, wellness centers.

The Contractor’s network must be sufficient to ensure that a Clinical Liaison is assigned to each member. The Clinical Liaison is responsible for providing clinical oversight, working in collaboration with the enrolled person and his/her family or significant others to implement an effective treatment plan, and serves as the point of contact, coordination and communication with other systems where clinical knowledge of the case is important. Contractor must comply with the ADHS/DBHS/CPSA Provider Manual, Section 3.7, Clinical Liaisons. The Contractor shall maintain a roster in the CPSA Information System that identifies the Clinical Liaison and Clinical Liaison contact information for each behavioral health recipient. The Contractor shall update the roster as the Clinical Liaison changes.

The Contractor shall recruit, evaluate and monitor providers with an appropriate combination of skills, training, cultural competence and experience to provide Covered Services under this Subcontract.

The Contractor shall, and require its subcontractors to, credential and privilege providers as required in the ADHS/DBHS Provider Manual Section 3.20, Credentialing and Privileging, including processes to expedite temporary credentialing and privileging when needed to ensure the sufficiency of the network and add to specialized providers

The Contractor shall retain providers based upon performance and quality improvement data acquired while delivering services under this subcontract.

Contractor shall not restrict or inhibit providers in any way from communicating freely with or advocating for persons regarding:

Behavioral health care, medical needs and treatment options, even if needed services are not covered by the Contractor or if an alternate treatment is self-administered;

Any information the behavioral health recipient needs in order to decide among all relevant treatment options;

The risks, benefits, and consequences of treatment or non-treatment; and,

The behavioral health recipient’s right to participate in decisions regarding his or her behavioral health care, including the right to refuse treatment, and to express preferences about future treatment decisions.

Contractor shall provide enrolled persons choice within the provider network, subject to reasonable frequency limitations and contingent on the availability within the Contractor’s service network of an alternative that is suitable to meet the enrolled member’s needs.

The Contractor shall not discriminate, with respect to participation in its network, against any provider based solely on the provider’s type of licensure or certification. In addition, the Contractor shall not discriminate against providers that service high-risk populations or specialize in conditions that require costly treatment. This provision, however, does not prohibit the Contractor from limiting provider participation to the extent that the Contractor is meeting the needs of those persons covered under this contract. This provision also does not interfere with measures established by the Contractor to control costs consistent with its responsibilities under this subcontract nor does it preclude the Contractor from using different reimbursement amounts for different specialists or for different practitioners in the same specialty.

If the Contractor or its Subcontracted Provider network is unable to provide a covered service required under this Subcontract, the Contractor shall ensure timely and adequate coverage of these services through an out-of-network provider until a network provider is contracted. The Contractor shall coordinate with respect to authorization and payment under these circumstances.

The Contractor shall ensure that any costs incurred by a member for services provided by an out of network provider are no greater than the costs that would be charged if services were furnished with the Network. Any agreement between the Contractor and an out of network provider must limit the charges to a member to an amount no greater than that allowed when services are furnished within the network.

If the Contractor declines to include individuals or groups of providers in its network, it shall give the affected providers written notice of the reason for its decision. The Contractor may not include providers excluded from participation in Federal health care programs, pursuant to Section 1128 or Section 1128 A of the Social Security Act.

Additional Network Requirements:

Juvenile Service Provisions: The Contractor and its Subcontracted Providers shall meet and ensure that all its paid and unpaid personnel who are required or are allowed to provide behavioral health services directly to Juveniles have met all fingerprint and certification requirements of A.R.S. §36 425.03 prior to providing such services. Additionally, the Contractor and any subcontractors providing Level II and III behavioral residential services to juveniles will comply with all relevant provisions in A.R.S.36-1201.

IMD Facility Provisions: If the Contractor operates or subcontracts with as IMD facility (provider types B6 and 71) the following minimum provisions apply:

The IMD facility shall keep track of the number of days a Title XIX or Title XXI behavioral health recipient is in the facility and may only bill for services within the limitations of the IMD expenditure authority for Title XIX services. The Title XIX service limitations are thirty (30) days per admission, and sixty (60) days per contract year for those aged 21 through 64 for services provided in IMDs. Service limitations are cumulative across providers. For persons under 21 and over 64, there are no IMD service limitations.

The IMD facility shall notify AHCCCS Member Services according to the requirements outlined in the ADHS/DBHS/CPSA Provider Manual.

The IMD facility shall provide written notification to Title XIX and Title XXI behavioral health recipients aged 21 through 64 that their AHCCCS eligibility may end if they remain in an IMD longer than thirty (30) days per admission or sixty (60) days per contract year.

Notification Requirements for Changes to the Network

The Contractor shall notify and obtain written approval from CPSA before making any expected network material changes in the size, scope, configuration, or change in location of sites of the Contractor’s provider network as indicated in the most recent network inventory. This includes any significant reduction in a provider’s workforce or any plan to not fill, or delay filling, key staff vacancies.

The Contractor shall notify CPSA in writing within one (1) day of becoming aware of any unexpected network material change, or learning of a network deficiency, or anticipating a network material change that could impair the provider network. The notice shall include:

Information about how the change will affect the delivery of covered services;

The Contractor’s plan to ensure that there is minimal disruption to the behavioral health recipient’s care and provision of service. The plan shall also address that clinical team meetings with the behavioral health recipient will be provided to discuss the options available to the behavioral health recipient and that treatment plans will be revised to address any changes in services or service providers; and

The Contractor’s plan to address and resolve any network deficiency.

The Contractor shall notify CPSA in writing within five (5) days of a decision by the Contractor to terminate, suspend or limit a subcontract, if the decision impacts the sufficiency of the network, including situations that require behavioral health recipients to transition care to a different provider.

The notice shall include:

The number of individuals to be impacted by the termination, limitation or suspension decision including the number of Title XIX and Title XXI and Non-Title XIX/XXI behavioral health recipients affected by program category.

The Contractor’s plan to ensure that there is minimal disruption to the behavioral health recipient’s care and provision of service. The plan shall also address that clinical team meetings with the behavioral health recipient will be provided to discuss the options available to the behavioral health recipient and that treatment plans will be revised to address any changes in services or service providers.

The Contractor’s plan for communicating changes to affected behavioral health recipients. Such plan must include the provision of written notice to affected members within fifteen (15) days of issuance of termination notice.

The Contractor shall track all persons transitioned due to a subcontract suspension, limitation or termination to ensure service continuity. Required elements to be tracked include: Name, Title XIX/XXI status, date of birth, population type, current services that the behavioral health recipient is receiving, services that the behavioral health recipient will be receiving, new agency assigned, and date of first appointment and activities to re-engage persons who miss their first appointment at the new provider. Other elements to be tracked may be added based on the particular circumstances.

DESIGNATED SERVICE PROVIDER

The Contractor shall function as the Designated Service Provider for the following rural geographic subdivisions:

Marana - Subdivision B and Ba, which includes:

Marana; Saguaro; Silver Bell; Avra Valley; Rillito; Cortaro; and Catalina.

As a Designated Service Provider, the Contractor will:

Maintain a physical presence in each rural subdivision indicated above throughout the term of this contract

Offer an array of services as described in the ADHS Covered Services Guide

Ensure availability and accessibility of services according to established appointment standards

Develop and implement methods to communicate contract requirements with subcontractors in designated area(s) and to monitor contract compliance.

Contractor will follow established CPSA Program Protocol regarding expectations for rural services.

CONTRACTOR ADMINISTRATIVE ORGANIZATION

The Contractor shall maintain organizational, managerial and administrative systems and staff capable of fulfilling all contractual requirements and shall employ staff persons with adequate time designated to carry out the required functions. Contractor shall maintain the following required staff positions:

Medical Director: The Contractor shall designate a Medical Director who shall be available on a continuing basis to work with CPSA medical staff to ensure administration and delivery of high quality, medically appropriate care including care provided by Subcontracted Providers.

Contractor shall have a board qualified/ board certified psychiatrist who serves as the Medical Director of the network. “The Medical Director shall have ultimate clinical authority, but must function as a collaborator and team member, both with the administration and with clinicians or other disciplines, in order to be maximally effective in accomplishing the goals and functions of the position.” (Adapted from APA Guidelines for Psychiatric Practice in State and Community Psychiatry Systems, 1993).

The Medical Director shall have sufficient time to perform administrative duties. Administrative duties include, but are not limited to, attendance at required meetings convened by CPSA and shall have ultimate authority for ensuring psychiatric oversight in:

Emergency Services. Review of all dispositions through a defined protocol.

Acute Care Services. Admissions and discharge decisions, level of care determinations, direct supervision of care, and denial of requested services based on established medical necessity criteria as established by CPSA.

Outpatient and Residential Services. Provide participation and/or leadership in regular interdisciplinary team case reviews, including review and signature of treatment plans and Individual Service Plans that address the entire spectrum of bio-psychosocial needs of members.

Other medical care delivery and coordination with member’s primary care physician.

Additional duties include:

Development of job descriptions for provider psychiatrists, nurse practitioners and physician assistants.

Assuring the adequacy of psychiatric staffing to meet members’ needs in a timely and clinically safe manner.

Recruitment and supervision of provider psychiatric staff.

Staff training.

Direct involvement in the quality management and utilization management processes of the Contractor.

In conjunction with other provider Medical Directors and the CPSA Chief Medical Officer, development, refinement and implementation of clinical best practices and implementation of documentation standards for psychiatrists, nurse practitioners and physician assistants

Involvement in the grievance and appeal process.

Involvement in the Title 36 and process, including the assurance that psychiatric providers will be available for required testimony and court appearances in any and all Title 36 and proceedings.

Assurance of ongoing coordination of care of members confined to the Arizona State Hospital (ASH).

Clinical Liaison: shall be assigned to each member to complete the assessment and service planning processes and provide clinical oversight to ensure the provision of necessary covered services.

Intake Staff: shall be available to provide routine and urgent intakes according to established time frames.

Co-located Children’s Staff: The Contractor shall deploy a minimum of two (2) Children’s staff positions that are co-located, one at the PCJCC, and one at designated DES offices.

Liaison to the Detoxification Service Provider: The Contractor will designate an appropriately qualified person to oversee and manage the care of its established and newly enrolled members receiving services at the DSP. Contractor will follow established guidelines in the CPSA Program Protocol Manual regarding the expectations of the Liaison to the Detoxification Service Provider.

Arizona State Hospital Liaison: State Hospital Liaison for all covered populations who has the authority to commit resources of the Subcontractor in finalizing discharge planning for its enrolled members in the State Hospital.

Special Child Populations: The Contractor shall be responsible for identifying one or more contact person(s) for each Special Population, in addition to those listed above. These populations include the following:

Children assigned to ADES/CPS;

Children assigned to AOC;

Children assigned to ADES/DDD; and

Children assigned to ADJC.

Children ages Birth through Five

The contact person shall interact with CPSA staff member assigned to each population.

Quality Management (QM)/Utilization Management (UM): The Contractor shall designate an appropriately qualified person to oversee it’s QM/UM function both internally and externally

Teleconferencing: The Contractor shall designate a staff member with sufficient time allocated to be responsible for the coordination of the telecommunications system

Planning: The Contractor shall identify a staff member who is responsible for both coordinating planning activities and interfacing with CPSA in its planning process. The Contractor shall appoint a RBHA Development Plan Liaison to interact and coordinate with CPSA Network Development as a single point of contact responsible for gathering and reporting on all related activities/achievements that support the goal of the plan. The Contractor shall appoint a liaison to work with CPSA staff on the development and monitoring of the JK Plan.

Subcontract Administration: The Contractor shall assign a staff member to coordinate the contract administration functions.

Child and Family Team Staff: The Contractor shall have a sufficient number of staff to implement the Child and Family Team Process. This includes family support staff, community resource staff and staff with specific expertise in working with CMDP children/youth.

Cultural Liaison: The Contractor shall appoint a Cultural Liaison to interact and collaborate with CPSA Cultural Diversity Specialist on cultural proficiency issues. The Cultural Liaison should have access to and collect data related to members language preferences, ethnicity, and special needs. The Cultural Liaison is responsible for administering regularly scheduled Cultural Competence Organizational Assessments which will result in a yearly Networks Cultural Proficiency Strategic Plan. The Network Cultural Proficiency Strategic Plans will be monitored by CPSA’s Cultural Diversity Specialist.

MEMBER REFERRAL, ENROLLMENT AND ASSIGNMENT

The Contractor shall accept and act upon referrals and requests for Covered Services made by any person or person’s legal guardian, family member, an AHCCCS health plan, primary care provider, hospital, jail, court, probation or parole officer, tribal government, Indian Health Services, school, or other state or community agency. The Contractor and its Subcontracted Providers shall follow all referral procedures outlined in the ADHS/DBHS/CPSA Provider Manual, Section 3.3, Referral Process.

Contractor shall ensure that any Level I, II or III facility that it operates or subcontracts with is required to accept all referrals of behavioral health recipients made by the Contractor and may not arbitrarily or prematurely deny, suspend or terminate services to a behavioral health recipient without prior notification to the Contractor.

The Contractor shall ensure that all eligible persons who receive Covered Services are enrolled in the CPSA PACE Enrollment System in a timely manner and in accordance to the ADHS/DBHS/CPSA Provider Manual provisions governing timeliness of service.

Member assignment to the Contractor shall be based upon member choice, geographic location, and on an equitable, proportional assignment procedure. Assignment of members to the Contractor shall be at the sole discretion of CPSA. CPSA may adjust assignments to the Contractor based upon subcontract performance or QM findings at its discretion. The Contractor must accept enrollment of all members assigned. In the event a Member’s eligibility or assignment is questioned, the Contractor will seek assistance from CPSA Member Services. Members are the responsibility of the Contractor effective the member’s assignment date to the Contractor. CPSA will provide notification of assignment within 48 hours of member’s assignment date to the Contractor. Under no circumstances shall the Contractor be financially or clinically responsible for services provided to a member, pursuant to this Subcontract, prior to a member’s assignment to the Contractor.

Members may change their assigned Network at the discretion of CPSA based upon established criteria and guidelines established in ADHS/DBHS/CPSA Provider Manual Section 3.17, Transition of Persons. The Contractor will facilitate the transfer of clinical information necessary to accomplish such a change in Network assignment. The Contractor shall accept responsibility programmatically and financially as of the date of the member’s assignment to the Contractor, which shall occur upon the complete transfer of the member’s clinical information.

Eligible persons currently enrolled with a Contractor shall remain enrolled with the Contractor regardless of subsequent move out of that Contractor’s GSA unless and until the enrolled person is transitioned to an ALTCS Contractor, other Contractor or service provider, as applicable, and such transfer occurs in accordance with the ADHS/DBHS/CPSA Provider Manual Section 3.17, Transition of Persons.

The Contractor shall ensure that complete, timely and accurate enrollment, assessment and disenrollment data is submitted to CPSA in accordance to ADHS/DBHS/CPSA Provider Manual Section 7.5, Enrollment, Disenrollment and Other Data Submission.

The Contractor member roster is available to the Contractor via intranet within an hour of data transmission. The Contractor is responsible for reconciliation of the member roster and reporting of corrections to CPSA at least monthly according to the established Roster Reconciliation Protocols. The Contractor is responsible for the identification of AHCCCS eligibility, program indicator, and eligible fund type assignment at point of intake and throughout duration of enrollment of services. The Contractor must ensure that internal agency enrollment rosters coincide with CPSA enrollment information. The Contractor submits this report to CPSA as required in Schedule III, Contract Deliverables.

The Contractor will maintain a current roster of children enrolled in CMDP (Comprehensive Medical and Dental Plan) and provide CPSA with a list monthly by the 15th of the month for the previous month.

COMMUNICATIONS WITH BEHAVIORAL HEALTH RECIPIENTS, FAMILY MEMBERS, STAKEHOLDERS, AND PROVIDERS

The Contractor shall participate and cooperate with CPSA’s outreach activities designed to inform eligible and enrolled persons of the availability of behavioral health services in accordance with the ADHS/DBHS/CPSA Provider Manual, Section 3.8, Outreach, Engagement, Re-engagement and Closure.

The Contractor shall identify at least one staff to regularly participate in the Children’s Community Council and its assigned subcommittees to ensure information is shared between providers, stakeholders, enrolled members and families.

Within 10 days of their first service, Contractor shall provide enrolled members or their guardians or families the CPSA Member Handbook which identifies procedures for accessing emergency services, individual member rights, SMI grievance, appeal procedures, and co-payment policies. The Contractor shall ensure that handbooks are available at all provider sites and easily accessible to all enrolled persons. The Contractor shall ensure the materials are available in the member’s primary or preferred language consistent with ADHS/DBHS/CPSA Provider Manual 10.4, Document Translation Services. The Contractor shall supplement the CPSA Member Handbook with specific information that at minimum includes the following: Clinical Liaison, list of Subcontract Providers, available services, service locations and access to emergency services. The Contractor shall ensure that these supplements are written at a 4th grade reading level, and that the information be printed in a type, style, and size that can be easily read by members with varying degrees of visual impairment or limited reading proficiency. The Contractor must notify members that alternative formats are available and how to access them. The Contractor shall assist CPSA in its efforts to annually make available a Member Handbook to all enrolled persons.

The Contractor shall distribute CPSA developed written materials to members and family members and make such materials available in the lobbies of their service sites. The Contractor shall ensure the materials are available in the member’s primary or preferred language consistent with ADHS/DBHS/CPSA Provider Manual 10.4, Document Translation Services. The Contractor will assist members in understanding the content of these materials.

The Contractor shall maintain a website.

The website shall be organized to allow for easy access of information by behavioral health recipients, family members, providers and stakeholders. The website shall contain at a minimum the following information or links:

Provider Name

Provider Address

Provider telephone number

Locations and sites at which members may receive services

Provider’s hours of operation

Available spoken languages

The Contractor shall ensure that the website is in compliance with the Americans with Disabilities Act.

QUALITY MANAGEMENT/UTILIZATION MANAGEMENT

Quality Management

The Contractor shall have a quality management program that fulfills all requirements contained in the CPSA Quality Management/Utilization Management Plan (QM/UM Plan). In addition to

Quality Management requirements set forth in Standard Terms, Paragraph H, the Contractor shall submit a QM/UM Plan within thirty (30) days of the initial execution of the subcontract and annually thereafter. The plan shall comply with the CPSA QM/UM Plan and ensure reporting of incidents, accidents, and deaths according to ADHS/DBHS/CPSA Provider Manual Section 7.4, Reporting of Incidents, Accidents and Deaths and when applicable, reporting of incidents of seclusion and restraint according to ADHS/DBHS/CPSA Provider Manual section 7.3, Seclusion and Restraint Reporting.

The Contractor shall meet ADHS Minimum Performance Standards included in the QM/UM Plan and CPSA shall require a corrective action plan from, and may impose sanctions on Contractor if it does not achieve the minimum standard for any indicator, performance for any indicator declines to a level below the ADHS Minimum Performance Standard or there is a statistically significant drop in the Contractor’s performance on any indicator without a justifiable explanation. The Contractor’s QM/UM Plan shall use methods to address the ADHS Minimum Performance Standards.

The Contractor will provide sufficient space for the CPSA QM Liaison to perform QM review and analysis at the contractor’s site.

Utilization Management

General:

The contractor will assume certain Utilization Management Functions specified in the CPSA Utilization Management Plan. The Contractor and subcontractors will comply with this plan and requirements contained in the ADHS/DBHS/CPSA Provider Manual, Chapter 3.14, Securing Services and Prior Authorization.

The Contractor shall participate in CPSA processes that monitor for under and over utilization of services.

The Contractor shall maintain a risk management program and ensure that appropriate action is taken as needed. The Contractor shall use information obtained to improve the quality of care.

The Contractor shall address discharge from inpatient services as follow-up to a special event and develop a discharge plan according to the ADHS/DBHS/CPSA Provider Manual Section 3.8.6-C.

Utilization Management Reporting Requirements

Utilization (Census) Data for Level II placements are required as referenced in Schedule III, Subcontract Deliverables. Census data for all CPS and DDD children placed out of home including; Level 3 Group Home, Therapeutic Foster Care, Unlicensed Out of Home Placement, and Foster Placement are also required.

The Contractor will submit additional reports as required by special program provisions or in response to identified discrepancies identified through monitoring efforts.

PHYSICIAN INCENTIVES

The Contractor must comply with all applicable physician incentive requirements and conditions defined in 42 CFR 417.479. These regulations prohibit physician incentive plans that directly or indirectly make payments to a doctor or a group as inducement to limit or refuse medically necessary services to a member. The Contractor is required to disclose all physician incentive agreements to CPSA and to enrolled persons who request them.

The Contractor shall not enter into contractual arrangements that place providers at significant financial risk as defined in CFR 417.479 unless specifically approved in advance by CPSA. In order to obtain approval, the following must be submitted to CPSA 90 days prior to the implementation of the subcontract:

A complete copy of the subcontract

A plan for the member satisfaction survey

Details of the stop-loss protection provided

A summary of the compensation arrangement that meets the substantial financial risk definition

The Contractor shall disclose to CPSA the information on physician incentive plans listed in 42 CFR 417.479 (h)(1) through 417.479(I) in accordance with the AHCCCS Physician Incentive Plan Disclosure by Contractor’s Policy and upon subcontract renewal, prior to the initiation of a new subcontract, or upon the request from ADHS, AHCCCSA, CMS or CPSA.

The Contractor shall also provide for compliance with physician incentive plan requirements as set forth in 42 CFR 422.

ADVANCE DIRECTIVES

The Contractor shall ensure compliance with requirements contained in the ADHS/DBHS/CPSA Provider Manual, Section 3.12, Advance Directives, addressing advanced directives for adult enrolled members.

Each subcontract or agreement with a hospital, nursing facility, home health agency, hospice or organization responsible for providing personal care, must comply with Federal and State law regarding advance directives for adult members.

ASSISTED LIVING HOMES AND UNLICENSED BOARDING HOMES

In accordance with the ADHS/DBHS/CPSA Provider Manual, Section 10.1, Members Residing in Boarding Homes, the Contractor shall assess the living situation for all persons with a serious mental illness to ensure that the person’s basic needs are met in an environment that is safe, secure and consistent with their behavioral needs. The Contractor shall ensure that any situations observed that pose a threat to the health or safety of a person is promptly resolved.

HOUSING PROGRAM

The Contractor shall participate with CPSA in delivering housing services in compliance and with CPSA’s Housing Plan and the ADHS/DBHS/CPSA Provider Manual.

The Contractor shall deliver Housing Support Services in accordance with the ADHS/DBHS Covered Services Guide and ADHS/DBHS/CPSA Provider Manual, Section 10.3, Housing Support Services.

P. VOCATIONAL SERVICES

In collaboration with CPSA, the Contractor shall deliver vocational services in compliance with the Rehabilitation Services Administration (RSA) and CPSA Collaborative Regional Vocational Plan. The Contractor shall deliver vocational services in accordance with the ADHS/DBHS Covered Services Guide and the ADHS/DBHS/CPSA Provider Manual, Section 4.4.6-H Coordination of Care with Other Governmental Entities.

SUBCONTRACT AGREEMENT THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 7	FY 07/08

SPECIAL TERMS

(Inclusive of Provisions for Title XIX, Non-Title XIX, and Title XXI services – Adult and Children)

A.	METHOD OF COMPENSATION

1.	All payments made to the Contractor shall be subject to the availability of funds and the terms and conditions of the Subcontract. CPSA shall disburse payments in accordance with the Subcontract, provided that the Contractor’s performance complies with the terms and conditions of the Subcontract.

2.	CPSA reserves the right to renegotiate the services, rates, program budget, and/or method of compensation as set forth in these Special Terms.

3.	CPSA reserves the right to convert the payment mechanisms described in these special provisions to alternative mechanisms at its discretion and within thirty (30) days notice to the Contractor.

4.	The annual funding allocation for services is identified and incorporated herein as Schedule II, Funding Allocation Schedule. All payments made by CPSA to the Contractor for the provision of services are conditioned upon the availability of authorized funds for expenditure to CPSA from the funding source.

5.	Full compensation to the Contractor for all services rendered pursuant to this Subcontract will be paid subject to all requirements delineated in the CPSA Provider Financial Guide.

6.	Contractor agrees to render the Covered Services set forth in the Scope(s) of Work throughout the entire contract year.

7.	The Contractor and its Subcontracted Providers shall submit 100% of claims/encounters for all Covered Services provided to Members, even if the claim amount/encounter data value exceeds the annual funding allocation. All submissions shall meet CPSA’s Claims/Encounter System requirements.

8.	At the discretion of CPSA, supplemental or additional payments may be distributed in addition to the annual funding allocation.

9.	CPSA shall distribute scheduled payments to Contractor as long as CPSA has received funding from ADHS/DBHS. If funding from ADHS to CPSA is delayed, funding to Contractor may occur the day funds are deposited and verified to CPSA accounts.

10.	CPSA will make payments by Automated Clearinghouse (ACH) (see Attachment B, ACH form). Any exception shall require a written notification to CPSA, Attention Controller.

11.	MCAS, Center of Excellence and IRT Programs: The MCAS, Center of Excellence and IRT Programs will require the submission of a Contractor Expenditure Report (CER) for reporting purposes only. On a monthly/quarterly basis, the Contractor shall complete and submit to CPSA a CER for each program. The CER must be received by the fifteenth day following the end of the month/quarter.

12.	Payments to the Contractor shall be in accordance with the following Schedules incorporated herein the agreement:

a.	Schedule 1-A – Monthly One-Twelfth Payment

b.	Schedule 1-B – Contractor Expenditure Report

c.	Schedule 1-C – Fee-for-Service

B.	ACCOUNTING FOR FUNDS

1.	The practices, procedures, and standards specified in the CPSA Provider Financial Guide shall be used by the Contractor in the management, recording and reporting of funds.

2.	Contractor shall manage available funding to ensure that Non-Title XIX covered services are available on a continuous basis throughout the Contract Year.

3.	Records/Administrative Costs: The Contractor shall establish and maintain financial and personnel records to verify that administrative monies expended do not exceed the total amount allowed for such administrative service expenditures. Administrative services are defined in Attachment A, Definitions.

4.	Federal Block Grant Monies: The management of block grant funds will be handled in accordance with procedures specified in the CPSA Provider Financial Guide.

5.	All funds received shall be separately accounted for in accordance with the requirements outlined in the CPSA Provider Financial Guide.

6.	CPSA reserves the right to withhold and/or recoup funds in accordance with any remedies allowed under this Subcontract. Any recoupments imposed by AHCCCS and/or ADHS against CPSA and passed through to the Contractor shall be reimbursed to CPSA upon demand.

7.	Funding withholds applicable to this contract are contained in paragraph B above.

C.	ADVANCEMENT OF FUNDS BY THE CONTRACTOR

CPSA may, in its sole and absolute discretion, advance payments to the Contractor if necessary or appropriate in the judgment of CPSA to develop, salvage or maintain an essential service to members.

D.	FINANCIAL AUDITS

In addition to the audit requirements contained in Standard Terms, Section P, of this contract, financial audit requirements apply to this contract. These requirements are delineated in the CPSA Provider Financial Guide.

E.	PERFORMANCE INCENTIVE SYSTEM

1.	ADHS shall use a Performance Incentive System to encourage improved quality of care for behavioral health recipients. Incentives are performance based and CPSA will be eligible to receive financial reimbursements based on meeting or exceeding set performance targets. If incentives are received, the Contractor will be eligible to receive a portion of the incentive amounts. The Contractor’s portion of the incentive will be prorated based on the Contractor’s contribution to meeting the performance targets.

2.	Amount of Incentives

The Contractor can receive a portion of any incentive earned by CPSA if the Contractor meets or exceeds the following indicators:

Performance Indicator	Measured through	Thresholds that shall be met to earn incentive
Symptomatic Improvement	ICR	80%
Functional Improvement	ICR	80%

Overall Satisfaction	Behavioral Health Recipient Satisfaction Survey	80%
Coordination of Care with PCP and other state agencies	ICR	75%
Cultural Competency: Members/Families cultural preferences are assessed and included in the development of treatment plans	Behavioral Health Recipient Satisfaction Survey	70%
Member/Family Involvement: Staff actively engage members/families in the treatment planning process	ICR	85%

3.	Earning Incentives

In order to qualify for incentive payments, the Contractor shall meet all contractually required data submission requirements, including encounter submission requirements, as outlined in the CPSA Provider Financial Guide and the ADHS/DBHS/CPSA Financial Reporting Guide. For purposes of qualifying for incentive payments, an 85% data submission requirement must be met. Contractor shall participate in any earned incentive money by satisfying the criteria for the above performance indicators and meeting all the contractually required data and encounter submission requirements.

4.	Time Frames for Measuring, Meeting and Payment for Performance Indicators

The time frame for measuring and meeting performance indicators shall be from July 1 through June 30. The indicators shall be measured through existing performance measures and required data submission requirements. For indicators derived from routinely collected data submission requirements, the average of the data collected across the twelve (12) months shall be used to determine if the indicator is met. Payment shall be made in or about the month of October for the preceding State fiscal year.

F.	SANCTIONS

1.	CPSA may impose financial sanctions for failure to comply with the terms of this Subcontract or requirements set forth in the documents incorporated by reference or failure to comply with a corrective action. Sanctions shall be assessed according to the severity of the violation. Unless explicitly stated otherwise in this Subcontract or document incorporated by reference, at the discretion of CPSA, sanctions shall be applied as described in the CPSA Provider Financial Guide, Section V.

2.	The Contractor may challenge any sanctions imposed by CPSA in accordance with the ADHS/DBHS/CPSA Provider Manual Section 5.6, Provider Claims Disputes.

G.	OWNERSHIP OF PROPERTY

1.	Real Property

Any real property or buildings and improvements to buildings (“the property”) purchased by the Contractor with funds provided by ADHS through CPSA under the Contract, excluding net profits earned under the Subcontract, for delivering or coordinating the delivery of behavioral health services to behavioral health recipients shall include (1) a use restriction in the deed, or (2) covenants, conditions, or restrictions, or (3) another legal instrument acceptable to ADHS that requires the property to be used solely for the benefit of behavioral health recipients.

Notwithstanding the funding source used to purchase the property, prior to the purchase the Contractor shall:

a.	Disclose to CPSA the funding source used to purchase the property to demonstrate whether the purchase is to be made with funds provided by ADHS under the Contract, funds from net profits earned under the Contract or other funds;

b.	Disclose to CPSA the financing arrangements made to purchase the property; and

c.	If the property is purchased with funds provided by ADHS under the Contract, submit to CPSA, for prior approval, a deed containing the use restrictions, covenants, conditions or restrictions or another legal instrument that ensures the property is used solely for the benefit of behavioral health recipients and that failure to comply with the use restrictions allows the State to take title to the property or otherwise enforce the restrictions.

2.	HB 2003 Funded Property

a.	Notwithstanding the preceding paragraph, any real property acquired or buildings constructed on real property with HB2003 funds for the purpose of providing housing for persons with serious mental illness, shall be governed by any provisions of this subcontract that apply to services, if applicable.

b.	Any real property, including land, buildings and improvements purchased by the Contractor or its subcontractor with HB2003 funding, shall include a deed restriction and reversionary clause that requires the real property to be used solely for the benefit of enrolled persons. Prior to the purchase of any real property, the Contractor shall submit to CPSA and ADHS, for prior approval, a deed containing the use restrictions and a reversionary clause that ensures the property is used for the benefit of enrolled persons and that failure to comply with the use restrictions allows the property to revert to the state.

H.	INSURANCE PROVISIONS

Professional Liability Insurance: In addition to the insurance requirements contained in Standard Terms, Section O 2(d) of this contract, the following requirement applies to Professional Liability Insurance:

The policy shall be endorsed to include the following additional insured language: “The State of Arizona, its departments, agencies, boards, commissions, universities and its officers, officials, agents, and employees, and CPSA shall be named as additional insured with respect to liability arising out of the activities performed by or on behalf of the Contractor”. For GSA 5 Contractor, Pima County must also be named as additional insured.

Indemnification: Contractor shall indemnify, defend, save, and hold harmless the State of Arizona, Department of Health Services, and CPSA (hereinafter referred to as “Indemnitee”) from and against any and all claims, actions, liabilities, damages, losses, or expenses (including court costs, attorneys” fees, and costs of claim processing, investigation and litigation) (hereinafter referred to as “Claims”) for bodily injury or personal injury (including death), or loss of damage to tangible or intangible property caused, or alleged to be caused, in whole or in part, by the negligent or willful acts or omissions of the Contractor or any of its owners, officers, directors, agents, and employees or subcontractors. This indemnity includes any claim or amount arising out of or recovered under the Workers’ Compensation Law arising out of the failure of such Contractor to confirm to any federal, state, or local law, statute, ordinance, rule, regulation or court decree. It is the specific intention of the parties that the Indemnitee shall, in all instances, except for Claims arising solely from the negligent or willful acts or omissions of the Indemnitee, be indemnified by the Contractor from and against any and all claims. It is agreed that the Contractor will be responsible for primary loss investigation, defense, and judgment costs where this indemnification is applicable. In consideration of the award of this Contract, the Contractor agrees to waive all rights of subrogation against the State of Arizona, its officers, officials, agents, and employees, and CPSA for losses arising from the work performed by the Contractor for the State of Arizona.

This indemnity shall not apply if the Contractor or subcontractor(s) is/are an agency, board, commission, or University of the State of Arizona.

I.	BUSINESS CONTINUITY PLAN

1.	The Contractor shall develop a Business Continuity Plan to deal with unexpected events that may negatively and significantly affect its ability to adequately serve members. This plan shall, at a minimum include planning and training for:

a.	Behavioral health facility closure/loss of a major provider;

b.	Electronic/telephonic failure at the Contractor’s main place of business;

c.	Complete loss of use of the main site;

d.	Loss of primary computer system/records; and

e.	How the Contractor will communicate with CPSA in the event of a business disruption.

2.	The Business Continuity Plan shall be reviewed annually by the Contractor, updated as needed, and provided to CPSA for review upon request. All key staff shall be trained and familiar with the Plan.

J.	REMITTANCES AND NOTICES

Remittances: All payments to the Contractor shall be sent to:

The Providence Service Corporation

620 N. Craycroft

Tucson, AZ 85711

Notices: All notices to the Contractor shall be sent to:

Craig A. Norris, Chief Operating Officer

The Providence Service Corporation

620 N. Craycroft

Tucson, AZ 85711

Contractor must notify CPSA Contracts Department when there is a change in the above remittance or notice addresses.

K.	ACCOUNTING REQUIREMENTS:

1.	The practices, procedures, and standards specified in the CPSA Provider Financial Guide shall be used by the Contractor in the management recording and reporting of funds.

2.	All funds received shall be separately accounted for in accordance with the requirements outlined in the CPSA Provider Financial Guide.

3.	CPSA reserves the right to withhold and/or recoup funds in accordance with any remedies allowed under this Subcontract. Any recoupments imposed by ADHS against CPSA and passed through to the Contractor shall be reimbursed to CPSA upon demand.

4.	Contractor shall maintain a Cost Record Keeping System. All books and records shall be maintained in such detail as shall reflect each service provided and all other costs and expenses of whatever nature for which payment is made to the Contractor.

SUBCONTRACT AGREEMENT

THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 7	FY 07/08

SCHEDULE III

CONTRACT DELIVERABLES

Reference	Deliverable	Due Date	Submit To	Form Req’d
AHCCCS Rules, ADHS Policy	Office of Behavioral Health Licensure (OBHL) License(s)	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

AHCCCS Rules, ADHS Policy	Copy of OBHL/DES Licensure Audit Report/Findings	30 days after receipt	Contracts Unit

AHCCCS Rules, ADHS Policy	OBHL/DES Licensure Corrective Action Plan	15 days after due date to OBHL/DES	Contracts Unit

AHCCCS Rules, ADHS Policy	Proof of Accreditation	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

RBHA Contract	Professional and Personal Liability Certificate of Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

	General Liability Certificate of Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

	Automobile Liability Certificate of Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

	Worker’s Compensation Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance.	Contracts Unit

RBHA Contract	Contractor’s Subcontract Agreements with Subcontracted Providers and any subsequent amendments.	Within 10 days of execution of new Subcontract Agreement or Amendment	Contracts Unit

RBHA Contract	Organization Chart	Within 30 days of contract award renewal. Within 30 days of any changes.	Contracts Unit

RBHA Contract	List of Board of Directors or equivalent that includes members’ Name, Affiliation, Address and Telephone Number.	Within 30 days of contract award/renewal. Within 30 days of any changes.	Contracts Unit

Reference	Deliverable	Due Date	Submit To	Form Req’d

RBHA Contract	Independent Practitioner (M.D., D.O., R.N., P.A. & Ph.D, N.P, CISW, CPC, CMFT)	Within 5 days of any changes.	Contracts Unit	X

RBHA Contract	Schedule of Budgeted Revenue and Expenses	Annually no later August 15 each fiscal year	Finance Unit	X

RBHA Contract	Cost Allocation Plan	Annually no later than August 15 each fiscal year.	Finance Unit

RBHA Contract	Balance Sheet Statement of Operations and Changes in Net Assets Statement of Cash Flow	30 calendar days after month end	Finance Unit

	Supplemental Schedule of Revenue and Expenses	30 calendar days after month end	Finance Unit	X

	Certification Statement	30 calendar days after month end	Finance Unit	X

	Certified audited financial statement Management letter from Contractor’s auditor including any provider responses OMB Circular A-133 Reports, if applicable	150 calendar days following Contractor’s fiscal year end.	Finance Unit

RBHA Contract	Audited Supplemental Schedule of Revenue and Expenses	150 calendar days following Contractor’s fiscal year end	Finance Unit	X

	Attestation of Privileges	Upon completion of a thorough competency assessment of each individual who will perform initial assessments	QM Unit

Office of Behavioral Health Licensure; ADHS/RBHA Contract	Incident/Accident/Mortality Report	Within 24 hours following incident.	QM Unit	X

RBHA Contract	Fraud & Abuse Report	Per incident within 5 days.	QM Unit

RBHA Contract	Restraint and Seclusion Report (SMI & Children Level 1 Facility)	5th day of each month.	QM Unit	X

ADHS Policy; AHCCCS Rules	Medical Care Evaluation Studies (Inpatient/RTC/PHF)	Annually no later than August 15 each fiscal year.	QM Unit	X

RBHA Contract	Contractor’s Policies & Procedures	Annually no later than October 15 each fiscal year; updates within 30 days of revision.	QM Unit

RBHA Contract	Policies or Codes Governing Agency’s Operational Ethics	Prior to implementation for review/approval and Annually thereafter.	QM Unit

Reference	Deliverable	Due Date	Submit To	Form Req’d

RBHA Contract, AHCCS Rules	Agency QM/UM Plan and Annual Review	30 days from initial execution of Subcontract, Annually thereafter by no later than November 15 each fiscal year.	QM Unit

RBHA Contract	QM Site Visit and/or Chart Audit Plan of Correction Report	30 days after receipt of report.	QM Unit

RBHA Contract	Minimum Network Standard and Staff Inventory Report	Quarterly, 30 days following the end of quarter	Systems Development and Evaluation Unit

RBHA Contract	Utilization (Census) Data of Members Out of Home placements	Weekly for Networks including facility subcontractors	Utilization Management Manager

RBHA Contract; ADHS Policy; AHCCCS Rules	Certification of Need (CON) (For TXIX/TXXI members in a Level 1 RTC)	Initial CONs weekly; renewal CONs every 30 days thereafter.	Utilization Management Manager

RBHA Contract	Member Roster Reconciliation	Exception corrections submitted 15 days after month-end.	Information Systems Manager	X

ADHS Policy & RBHA Contract	Agency’s Training Plan	Annually no later than August 15 each fiscal year, updates within 30 days of revision	Training Manager

ADHS Policy & RBHA Contract	Agency’s Training Report	Annually no later than August 15 each fiscal year.	Training Manager

RBHA Contract	Member Enrollment (PACE electronic submission) Demographic Assessment (PACE electronic submission)	Enrollment, closure and initial demographic assessment within 5 days of intake and closure. Demographic (complete) within 40 days of intake annually	Information Systems Manager	X

RBHA Contract	Progress Updates toward meeting targeted outcomes	By the 5th day of the month following quarter	Network Development Manager

RBHA Contract	Network Cultural Proficiency Strategic Plan	Annually, July 1st	Network Development

SUBCONTRACT AGREEMENT THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	AMENDMENT 8	FY 07/08

Effective September 1, 2007, the Subcontract Agreement between Community Partnership of Southern Arizona and Providence Service Corporation is hereby amended to extend through June 30, 2008.

The Standard Terms have been replaced in their entirety. A summary of the changes is attached to this Amendment for reference.

Upon completion of the 2007/2008 CPSA/ADHS contract review, there may be additional changes which must be passed down by CPSA to all providers. Additional Amendments will be issued to reflect mandatory changes, which will be effective for this contract term.

CPSA:	Community Partnership of Southern Arizona

Signature:	/s/ Neal Cash
Print Name and Title:	Neal Cash, Chief Executive Officer
Date:	September 17, 2007

CONTRACTOR:	The Providence Service Corporation

Signature:	/s/ Craig A. Norris
Print Name and Title:	Craig A. Norris, Chief Operating Officer
Date:	September 10, 2007

GRAPHIC	SUBCONTRACT AGREEMENT PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	AMENDMENT 8	FY07/08

STANDARD TERMS

A.	PROVISION OF SERVICES

The Contractor, subject to the terms of this Subcontract, at the maximum dollar amounts and rates set forth herein or in any Schedule hereto, agrees to provide Covered Services to members as the Contractor may be authorized to do so by CPSA as provided herein.

B.	ARIZONA SYSTEM PRINCIPLES

The Contractor agrees to participate with CPSA to ensure that the behavioral health delivery system operates and services are delivered in accordance with the following System Principles.

1.	Easy Access to Care:

a.	Accurate information is readily available that informs behavioral health recipients, family members, and stakeholders how to access services.

b.	The behavioral health network is organized in a manner that allows for easy access to behavioral health services.

c.	Services are delivered in a manner, location, and timeframe that meet the needs of behavioral health recipients and their families.

2.	Behavioral Health Recipient and Family Member Involvement:

a.	Behavioral health recipients and family members are active participants in behavioral health delivery system design, prioritization of behavioral health resources and planning for, and evaluating the services provided to them.

b.	Behavioral health recipients, family members and other parties involved in the person’s and family’s lives are central and active participants in the assessment, service planning, and delivery of behavioral health services and connection to natural supports.

3.	Collaboration with the Greater Community:

a.	Stakeholders including general medical, child welfare, criminal justice, education, and other social service providers are actively engaged in the planning and delivery of integrated services to behavioral health recipients and their families.

b.	Relationships are fostered with stakeholders to maximize access by behavioral health recipients and their families to other needed resources such as housing, employment, medical and dental care, and other community services.

c.	Providers of behavioral health services collaborate with community stakeholders to assist behavioral health recipients and family members in achieving their goals.

4.	Effective Innovation:

a.	Behavioral health providers are continuously educated in, and use, best practices.

b.	The services system recognizes that substance use disorder and other mental health disorders are inextricably intertwined, and integrated substance abuse and mental health assessment and treatment are the community standard.

c.	Behavioral health recipients and family members (who want to) are provided training and supervision to become, and be retained as, providers of peer support services.

5.	Expectation for Improvement:

a.	Services are delivered with the explicit goal of assisting people to achieve or maintain success, recovery, gainful employment, success in age-appropriate education; return to or preservation of adults, children and families in their own homes; avoidance of delinquency and criminality; self-sufficiency and meaningful community participation.

b.	Services are continuously evaluated, and modified if they are ineffective in helping to meet these goals.

c.	Behavioral health providers instill hope, even for the most disabled, that achievement of goals is possible.

6.	Cultural Competency:

a.	Behavioral health service providers are recruited, trained, and evaluated based upon competence in linguistically and culturally appropriate skills for responding to the individual needs of each behavioral health recipient and family members.

b.	Corporate management reflects cultural diversity in values and action.

c.	Corporate management and behavioral health service providers strive to improve through periodic cultural self assessment and modify individual services or the system as a whole as needed to achieve this goal.

C.	REQUIREMENTS, MANAGEMENT, AND REPORTING

1.	Contractor Registration:

Contractor must be and ensure that its qualified subcontracted clinicians and providers are:

a.	Registered with AHCCCS (or ADHS as applicable) as provider types that are specified in the ADHS/DBHS Covered Behavioral Health Services Guide.

b.	Registered as a Medicare services provider. For the purpose of this provision, a qualified/provider means a clinical/provider who is a valid Medicare provider type and provides services that could be billed under Medicare.

c.	Registered as Medicaid service provider.

Services must be delivered by Providers that meet all provider qualifications and operate within the scope of their practice as specified in the ADHS/DBHS Covered Behavioral Health Services Guide.

2.	Licenses and Permits:

The Contractor, unless otherwise exempt by law, shall obtain and continuously maintain and shall require all of its Subcontractors and their employees and contractors who participate in the provision of Covered Services, unless otherwise exempt by law, to obtain and continuously maintain all licenses, permits, certifications, credentials, and authority necessary to do business and render Covered Services under this Subcontract. Copies of all licenses shall be provided to CPSA, Contracts Department as specified in the Subcontract Deliverables Schedule of this Subcontract.

3.	Minimum Staffing:

The Contractor shall maintain organizational, managerial and administrative systems, and staff capable of fulfilling all the Subcontract requirements. The Contractor shall ensure the following:

a.	All staff have appropriate training, education, experience, orientation, and credentialing as applicable, to fulfill the requirements of their position;

b.	Staff who require credentialing and privileging under the terms of ADHS/DBHS/CPSA Provider Manual Section 3.20, Credentialing and Privileging, receive such as required by that section.

The Contractor shall inform CPSA in writing within five (5) days of personnel changes in any of its key staff, including psychiatrists, psychologists, registered nurse practitioners, and physician assistants.

4.	Cultural Competence:

a.	The Contractor shall develop, maintain, promote, and monitor a culturally competent system of behavioral health care and engage in culturally competent practices with members served, as well as within their organizational structures.

b.	The Contractor shall maintain a cultural competency development and implementation policy that clearly delineates how it will self-assess, implement improvements, and monitor the success of such improvements.

c.	Contractor shall ensure that interpreters of any language are available free of charge for eligible or enrolled persons to ensure appropriate delivery of covered services.

d.	The Contractor is required to comply with the CPSA Cultural Proficiency Strategic Plan and any additional requirements as delineated in the ADHS/DBHS/CPSA Provider Manual.

5.	Participation in ADHS Reporting Requirements:

Upon request, the Contractor will participate and cooperate with CPSA in providing timely information and data necessary to prepare quarterly and annual reports as required in the ADHS/DBHS/CPSA Provider Manual. Reports include, but are not limited to:

a.	Network Assurance of Sufficiency

b.	Annual Provider Network Development and Management Plan

c.	Quarterly Network Status Reports

d.	Network Inventory

e.	Other Spending Plans as required by ADHS.

D.	SERVICE DELIVERY SYSTEM

1.	Customer Service:

The Contractor shall have a customer service function that is responsive to behavioral health recipients, family members, and stakeholders. At a minimum the customer service function shall:

a.	Be customer oriented;

b.	Be warm and welcoming to members and families;

c.	Respond to inquiries and assist behavioral health recipients, family members and stakeholders in a manner that resolves their inquiry, including having the ability to respond to, and provide language assistance services for, those with limited English proficiency;

d.	Assist in referring behavioral health recipients, family members, or stakeholders to the crisis line when indicated;

2.	Coordination of Behavioral Health Benefits and Collection Practices:

a.	Coordination of Behavioral Health Benefits:

i.	ADHS is the payer of last resort in the event any one or more other third party payers is responsible for covered services provided to CPSA members.

ii.

The Contractor agrees to identify Medicare and other third party liability coverage and seek such Medicare or third party liability payment before submitting claims/encounters to CPSA. Contractor shall coordinate benefits in accordance with Medicare Part D and adhere to coordination of benefits and third-party liability requirements described in the ADHS/DBHS/CPSA Provider Manual, Section 3.5, Third Party Liability and Coordination of Benefits.

b.	Reporting:

The Contractor shall communicate any known change in health insurance information, including Medicare, to CPSA not later than ten (10) days from the date of discovery.

c.	Co-payment:

i.	The Contractor will assess and collect co-payments as provided in the ADHS/DBHS/CPSA Provider Manual, Section 3.4, Co-Payments.

ii.	Neither the Contractor nor any Subcontractor shall bill or attempt to collect any charge or fee except permitted co-payments from any Title XIX or Title XXI eligible or enrolled person for any Title XIX or Title XXI covered service.

iii.	An out-of-network provider must limit any charge of costs to a member to an amount no greater than that allowed when services are furnished within the network.

iv.	Notice to Members Concerning Non-Covered Services:

When the Contractor provides members with services other than Covered Services, the Contractor shall, prior to the provision of such services, and except in emergencies, exercise all reasonable efforts to inform the member in writing: (1) of the service(s) to be provided; (2) that neither the CPSA nor ADHS will pay in full for or be liable for such services; and (3) that the member may be financially liable for such services.

3.	Notification:

Contractor shall notify CPSA within ten (10) days upon discovery of any situation that could reasonably be expected to affect a Contractor or Subcontractors’ ability to carryout its obligations under their Contract.

E.	TRAINING OF CONTRACTOR PERSONNEL AND SERVICE PROVIDERS

The Contractor shall comply with the ADHS/DBHS/CPSA Provider Manual, Section 9.1, Training Requirements, regarding staff training, competency and development for contracted provider agencies.

F.	SYSTEM COLLABORATION

System Collaboration with State Agencies/County Agencies: The Contractor shall abide by all applicable written collaborative protocols and letters of agreement developed by CPSA with State and County Agencies and communicated through the CPSA website.

G.	COMMUNICATION WITH BEHAVIORAL HEALTH RECIPIENTS, FAMILY MEMBERS, STAKEHOLDERS, AND PROVIDERS

1.	The Contractor shall ensure timely and accurate dissemination and communication of information required by CPSA and ADHS. Upon request, the Contractor shall assist CPSA and ADHS in the dissemination of information to behavioral health recipients prepared by the federal government, AHCCCS, or ADHS.

2.	All advertisements, publications, and printed materials which are produced by the Contractor and refer to Title XIX and Title XXI covered services shall state that such services are funded under a contract between AHCCCS and ADHS. All advertisements, publications, and printed materials, which are produced by the Contractor and refer to Covered Services shall state that such services are funded through CPSA and ADHS.

3.	The Contractor shall make every effort to ensure that all information prepared for distribution to behavioral health recipients is written at a 4th grade level.

H.	QUALITY MANAGEMENT/UTILIZATION MANAGEMENT

The Contractor agrees to comply with ADHS’s and CPSA’s quality management programs. The Contractor agrees to participate in and be evaluated in accordance with the Quality Management/Performance Improvement and Utilization Management Plan established by CPSA. CPSA agrees to provide the Contractor written notice of any changes to the Quality Management/Performance Improvement and Utilization Management Plan. CPSA requires the Contractor to develop quality management/performance improvement and utilization management requirements in accordance with CPSA Quality Management/Performance Improvement and Utilization Management Plan requirements.

The Contractor shall participate in other required quality management activities, including but not limited to, an Annual Independent Case Review, Performance Improvement Projects (PIP) as mandated by ADHS, Performance Improvement activities designed to improve compliance with the ADHS Performance Standards, Case Reviews, Critical Incident Investigations, Mortality Investigations, Root Cause Analyses, Training and Technical Assistance Efforts, Member Satisfaction Survey and other activities that may be required from time to time by CPSA, ADHS or AHCCCS.

The Contractor and its Subcontractors shall comply with and implement CPSA endorsed best or promising practice guidelines. The Contractor shall comply and ensure its Subcontractors comply with guidelines pertaining to competence in linguistically and culturally appropriate practices.

If the Contractor provides compensation to individual or entities that conduct utilization management activities, that compensation shall not be structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary services to any member according to 42 CFR 438.12(e).

Contractor agrees to cooperate with CPSA in its investigation, analysis, tracking and trending of Quality of Care issues.

I.	COMPLAINTS, SMI GRIEVANCES, MEMBER APPEALS, AND PROVIDER CLAIM DISPUTES

The Contractor will comply with CPSA complaint, SMI grievance, and member appeal processes and may file provider claim disputes consistent with the ADHS/DBHS/CPSA Provider Manual sections contained in Chapter 5.0, Member Rights and Provider Claims Disputes. The Contractor may appeal a claim denial by CPSA in accordance with the ADHS/DBHS/CPSA Provider Manual.

Contractor shall assist eligible and enrolled persons in understanding their right to make complaints and file grievances (SMI) and appeals. Contractors are required to advise Members of CPSA complaint, grievance and appeals processes as outlined in the ADHS/DBHS/CPSA Provider Manual and to assist members in accessing these processes.

The Contractor may attempt to resolve member complaints and disputes through an internal agency complaint process, however, the Contractor must advise Members that they may use CPSA grievance and appeals process as outlined in the ADHS/DBHS/CPSA Provider Manual instead of the Contractor’s, and may not interfere with a Member’s right to file a grievance or appeal with CPSA.

The Contractor must require that its staff participate effectively in CPSA, ADHS, and AHCCCS grievance and appeals processes.

Contractor shall carry out ADHS, AHCCCS, or CPSA decisions issued with respect to a complaint, SMI Grievance, Member appeal and/or provider claim dispute.

Pending the final resolution of any dispute involving a complaint, grievance, appeal, or claims dispute, the Contractor shall proceed with performance in accordance with CPSA’s instructions, unless informed otherwise in writing.

J.	CORPORATE COMPLIANCE

Contractor is responsible for participating in and complying with the CPSA Compliance Program pertaining to fraud and abuse, including the reporting requirements contained in ADHS/DBHS/CPSA Provider

Manual, Section 7.1, Fraud and Abuse Reporting. The Contractor shall ensure that subcontractors comply with the Corporate Compliance Program. Failure to comply may result in the penalty described in A.R.S. §13-2310. Contractor is responsible for complying with ADHS/DBHS Fraud and Abuse Operations and Procedures Manual. The Contractor and its Subcontractors shall train their staff on the following aspects of the Federal False Claims Act provisions:

a.	The administrative remedies for false claims and statements;

b.	Any state laws relating to civil or criminal penalties for false claims and statements; and

c.	The whistleblower protections under such laws.

K.	STANDARD PROVISIONS

1.	Warranty of Services:

Contractor, by execution of this Subcontract, warrants that it has the ability, authority, skill, expertise, and capacity to perform the services specified in this Subcontract and that all services shall be performed in conformity with the requirements of this Subcontract by qualified personnel in accordance with standards required by Federal or State law, rules, and regulations.

2.	No Guaranteed Quantities:

CPSA does not guarantee Contractor any minimum or maximum quantity of services or goods to be provided under this Subcontract.

3.	Subcontract Interpretation and Amendment:

a.	No Parole Evidence: This Subcontract is intended by the parties as a final and complete expression of their agreement. No course of prior dealings between the parties and no usage of the trade shall supplement or explain any terms used in this document.

b.	No Waiver: Either party’s failure to insist on strict performance of any term or condition of the Subcontract shall not be deemed a waiver of that term or condition even if the party accepting or acquiescing in the nonconforming performance knows of the nature of the performance and fails to object to it.

c.	Written Subcontract Amendments: The Subcontract shall be modified only through a written Subcontract amendment within the scope of the Subcontract signed by the Chief Executive Officer on behalf of CPSA; however, written amendment to this Subcontract shall not be required for:

i.	Change of non-licensable behavioral health facility address or administrative address;

ii.	Change of telephone number;

iii.	Change of authorized signatory;

iv.	Changes in the name and/or address of the person to whom notices are to be sent;

v.	Change in the name of the Contractor where the ownership remains the same;

vi.	Funding source(s) changes by CPSA when the amount of the Subcontract remains unchanged; or

vii.	Funding source(s) transfers by CPSA when the amount of the Subcontract remains the same.

CPSA shall give written notice to the Contractor of Subcontract funding source(s) changes or transfers within 30 days following the effective date thereof, including any changes in program requirements.

Above notwithstanding, the Contractor shall give notice to CPSA and ADHS within 30 days of any non-material alteration to this Subcontract.

d.	Merger, Reorganization and Change in Ownership: A merger, reorganization or change in ownership of Contractor, or of a Subcontractor that is related or affiliated with Contractor, shall require a written subcontract amendment and the prior approval of CPSA and ADHS.

e.	Changes to Documents Incorporated by Reference: Changes to any of the documents incorporated by reference do not require a written contract amendment and are effective upon notification to Contractor.

f.	Notices: Whenever notice is required pursuant to the terms of this Subcontract, such notice shall be in writing, shall be delivered in person or by certified mail, return receipt requested, and shall be directed to the person(s) and address (es) specified for such purpose on the first page of this Subcontract or to such other person(s) and/or address (es) as either party may designate to the other party by written notice.

g.	Renegotiation: Any request to renegotiate this Subcontract must be delivered in writing to CPSA by certified mail, return receipt requested.

h.	Subcontract Order of Precedence: In the event of a conflict in the provisions of the Subcontract, the following shall prevail in the order set forth below:

i.	Scope of Work

ii.	Special Terms

iii.	Standard Terms

i.	Severability: The provisions of this subcontract are Severable. Any term or condition deemed illegal or invalid shall not affect any other term or condition of the subcontract.

j.	Entire Agreement: This Subcontract and its appendices, schedules, and attachments, including all amendments and modifications incorporated by reference, shall constitute the entire agreement between the parties, and supersedes all other understandings, oral or written.

k.	Applicable Law:

i.	Arizona Law: The law of Arizona applies to this Subcontract including, where applicable, the Uniform Commercial Code as adopted by the State of Arizona.

l.	Implied Contract Terms: Each provision of law and any terms required by law to be in this Subcontract are a part of this Subcontract as if fully stated in it.

4.	Subcontract Performance:

a.	Measurement: Contractor agrees that its retention as a provider will be based upon performance and quality improvement data acquired while delivering services under this Subcontract.

b.	Deliverables: The Contractor shall, within the timeframes specified, submit deliverables in accordance with requirements outlined in the Special Terms, Scope of Work, and Subcontract Deliverables Schedule.

c.

Corrective Actions: At its discretion, CPSA may require corrective action when it is determined that the Contractor is out of compliance with the terms of the Subcontract or not adhering with the ADHS/DBHS/CPSA Provider Manual or other incorporated document. The corrective action shall be outlined and documented on a Corrective Action Plan using the format prescribed by CPSA. This document will be the means of communication between the Contractor and CPSA regarding progress of the corrective action.

d.	Right to Assurance: If CPSA in good faith has reason to believe that the Contractor does not intend to, or is unable to perform or continue performing this Subcontract, CPSA may demand in writing that the Contractor give a written assurance of intent or ability to perform. The demand shall be sent to the Contractor by certified mail, return receipt required. Failure by the Contractor to provide written assurance within the number of days specified in the demand may, at CPSA’s option, be considered a default by the Subcontract.

5.	Definition of Terms:

The definition of terms pertaining to this subcontract are contained in Attachment A.

6.	Records:

a.	Contractor shall maintain and require its subcontractors to maintain all forms, records, reports, and working papers used in the preparation of reports, files, correspondence, financial statements, records relating to quality of care, medical records, prescription files, statistical information and other records specified by ADHS or CPSA for purposes of audit and program management.

b.	Contractor shall preserve and make available for audit all records for a period of six (6) years from the date of final payment under this Subcontract except as provided in paragraphs (i) and (ii) below:

i.	If this Subcontract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for a period of six (6) years from the date of any such termination.

ii.	Records which relate to disputes, litigation, or the settlement of claims arising out of the performance of this Subcontract, or costs and expenses of this Subcontract to which exception has been taken by the State, shall be retained by Contractor until such disputes, litigation, claims or exceptions have been disposed of.

c.	In addition to the requirement to retain business records as provided above, Contractor shall ensure that all medical records are created, maintained, and retained as required in the ADHS/DBHS/CPSA Provider Manual, Section 4.2, Behavioral Health Medical Record Standards.

d.	The Contractor shall ensure that information regarding behavioral health recipients is shared in accordance with confidentiality and HIPAA rules and policy as outlined in Federal and State law and the ADHS/DBHS/CPSA Provider Manual, Section 4.1, Disclosure of Behavioral Health Information. Confidentiality of records containing member information will be handled in accordance with that same section. The Contractor must comply with applicable security requirements governing protected health information contained in 45 CFR Parts 160, 162, and 164.

e.	All records shall be subject to inspection and audit by CPSA or the State at reasonable times. Upon request, the Contractor shall produce a legible copy of any or all such records.

L.	SUPPORTING DOCUMENTS

1.	Subjection of ADHS Contract with AHCCCS:

The terms of this Subcontract shall be subject to the applicable material terms and conditions of the contract existing between ADHS and AHCCCS for the provision of Title XIX and Title XXI covered behavioral health services.

2.	Subjection of this Subcontract to CPSA/ADHS Contract Number HP532003-003:

The terms of this Subcontract shall be subject to the applicable material terms and conditions of the contract existing between CPSA and ADHS for the provision of covered behavioral health services, including the Uniform Terms and Conditions, which are incorporated by reference herein as applicable.

3.	Documents Incorporated by Reference:

The Contractor and its Subcontractors shall have access to the internet and agree to access documents incorporated by reference through internet connections. Documents incorporated by reference are available from the following websites (www.azdhs.gov, www.ahcccs.state.az.us, and www.cpsa-rbha.org). Additionally, www.cpsa-rbha.org provides a link to the ADHS and AHCCCS sites.

a.	Document Listing:

The following documents, and any subsequent amendments, modifications, and supplements to these documents adopted by CPSA, ADHS, or AHCCCS (as applicable) during the contract period, are incorporated and made a part of this Subcontract by reference:

i.	ADHS/DBHS Covered Behavioral Health Services Guide

ii.	ADHS/DBHS/CPSA Provider Manual

iii.	ADHS/DBHS Quality Management/Utilization (QM/UM) Plan

iv.	CPSA Quality Management/Utilization Management (QM/UM) Plan

v.	AHCCCS Medical Policy Manual (AMPM) - Chapters 900 and 1000

vi.	ADHS/DBHS Strategic Plan

vii.	CPSA Strategic Plan

viii.	ADHS/DBHS Clinical Guidance Documents:

a)	Performance Improvement Projects (PIPS)

b)	Technical Assistance Document (TADS)

c)	Clinical and Recovery Practice Protocol
ix.	Title XIX Children’s Behavioral Health Annual Action Plan

x.	ADHS Performance Improvement Specifications Manual

xi.	ADHS/DBHS Cultural Competence Plan

xii.	CPSA Cultural Proficiency Strategic Plan

xiii.	CPSA Provider Financial Guide

xiv.	CPSA Service Authorization Matrix

xv.	CPSA Demographic User Guide

xvi.	CPSA Protocol Manual

xvii.	ADHS/DBHS Fraud and Abuse Operations and Procedures Manual

xviii.	ADHS Annual Children’s System of Care Plan

xix.	ADHS Arizona Children’s System of Care Vision and Principles Plan

xx.	ADHS Arizona System Principles

xxi.	Principles for Persons with Serious Mental Illness

xxii.	ADHS Demographic User’s Guide

xxiii.	DBHS Housing Guidelines Manual

b.	Revisions to Documents Incorporated by Reference:

Contractor shall comply with the terms, conditions, and requirements of these documents, as amended/revised from time to time, consistent with State and Federal law as if the terms and conditions of the documents had been fully set forth in this Subcontract.

c.	Other Supporting Documents:

This section contains references to documents, also incorporated by reference where applicable, that guide the development of the behavioral health system requirements.

i.	Administrative Rules:

a)	Arizona Administrative Code Title 2, Chapter 19, Administrative hearing rules.

b)	Arizona Administrative Code Title 9, Chapter 20, ADHS rules for the licensing of behavioral health agencies.

c)	Arizona Administrative Code Title 9, Chapter 21, ADHS rules for service delivery for persons with a serious mental illness.

d)	Arizona Administrative Code Title 9, Chapter 22, AHCCCS rules for the Title XIX acute program.

e)	Arizona Administrative Code Title 9, Chapter 28, AHCCCS rules for the Title XIX DDD ALTCS program.

f)	Arizona Administrative Code Title 9, Chapter 31, AHCCCS rules for the Title XXI program.

g)	Arizona Administrative Code Title 9, Chapter 34, AHCCCS rules for the grievance system.

h)	Balance Budget Act of 1997

ii.	Legal Document:

JK vs. Eden Settlement Agreement

iii.	Federal Block Grants:

a)	Community Mental Health Services Performance Partnership Program pursuant to Division B, Title XXXII, Section 3204 of the Children’s Health Act of 2000 (CMHS)

b)	Substance Abuse Prevention and Treatment Performance Partnership Program pursuant to Division B, Title XXXIII, Section 3303 of the Children’s Health Act of 2000 and pursuant to Section 1921-1954 of the Public Health Service Act and 45 CFR Part 96 Interim Final Rules (SAPT)

iv.	Intergovernmental Agreements, Interagency Service Agreements, and Memorandums of Understanding:

a)	Intergovernmental Agreements:

1)	Intergovernmental Agreement between ADHS and the Arizona Department of Economic Security/Division of Children, Youth and Families (DCYF) (This IGA is under review.)

2)	Intergovernmental Agreement between ADHS and the Arizona Department of Economic Security/Division of Developmental Disabilities (DDD)

3)	Intergovernmental Agreement between ADHS and the Arizona Department of Economic Security (ADES)-Joint Substance Abuse Treatment Fund (Expires June 30, 2005 but may be extended.)

4)	Intergovernmental Agreement between ADHS and Pima County (for GSA 5.)

b)	Interagency Service Agreements:

1)	Interagency Service Agreement between ADHS and the Arizona Administrative Office of the Courts (AOC)

2)	Interagency Service Agreement between ADHS and Arizona Department of

Economic Security (ADES) for Vocational Rehabilitation for the Seriously Mentally Ill.

3)	Interagency Service Agreement between ADHS and the Arizona Department of Economic Security/Rehabilitation Services Administration (ADES/RSA)

4)	Interagency Service Agreement between ADHS and the Arizona Department of Juvenile Corrections (ADJC)

5)	Interagency Service Agreement between ADHS and the Arizona Department of Corrections-Correctional Officer/Offender Liaison (COOL) Program

6)	Interagency Service Agreement between ADHS and the Arizona Department of Housing

c)	Memorandum of Understanding:

Memorandum of Understanding between ADHS and the Arizona Department of Economic Security, Arizona Health Care Cost Containment System, Arizona Department of Education, Arizona Department of Juvenile Corrections and Administrative Office of the Arizona Supreme Court (Children’s Executive Memorandum of Understanding)

v.	Other:

a)	State Plan – AHCCCS State Plan with Center for Medicare and Medicaid Services (CMS)

b)	AHCCCS Medical Policy Manual

M.	ADMINISTRATION PROVISIONS

1.	Requests for Information:

ADHS or CPSA may request financial or other information from Contractor. Upon receipt of a request for information, Contractor shall provide complete and accurate information no later than thirty (30) days after the receipt of the request unless otherwise specified by ADHS or CPSA.

2.	Cooperation with Other Contractors:

Contractor shall cooperate fully with other contractors and/or State employees in scheduling and coordinating its services with other related services for enrolled persons. Contractor shall afford other contractors reasonable opportunity to provide services and shall not commit or permit any act that interferes with the performance of services by other contractors or by State employees.

N.	SUBCONTRACTING

1.	Subcontracts and Assignment:

The Contractor shall be responsible for contract performance whether or not subcontracts are used. No subcontract shall operate to terminate the responsibility of the Contractor to assure that all activities carried out by the Subcontractor conform to the provisions of this Subcontract. Subject to such conditions, any function required to be provided by the Contractor pursuant to this Subcontract may be subcontracted to a qualified person or organization. All such subcontracts shall be in writing. Contractor shall notify CPSA within ten (10) days upon discovery of any situation that could reasonably be expected to affect a Contractor or Subcontractors’ ability to carryout its obligations under their Contract.

All subcontracts entered into by the Contractor are subject to prior review and approval by CPSA and shall incorporate by reference the documents set forth in paragraph the Supporting Documents Section of the Standard Terms of this subcontract. The Contractor must enter into a subcontract with any provider the Contractor anticipates will be providing covered services on its behalf except in the following circumstances:

a.	A provider is anticipated to provide services less than 25 times during the contract year;

b.	A provider refuses to enter into a subcontract with the Contractor in which case the Contractor shall submit documentation of such refusal to CPSA within seven (7) days of the final attempt to gain such agreement; or

c.	A provider performs emergency services.

The Contractor shall maintain a fully executed original of all subcontracts, which shall be accessible to CPSA or ADHS Bureau of Compliance within two (2) working days of request. All subcontracts will comply with the applicable provisions of Federal and State laws, regulations, and policies.

Contractor shall submit to CPSA a copy of all fully executed subcontracts and any subsequent amendments for each Subcontractor within ten (10) days of contract execution.

Contractor shall not include covenant-not-to-compete requirements in its subcontracts. Specifically, Contractor shall not prohibit a Subcontractor from providing services to ADHS, AHCCCS, or any other ADHS or AHCCCS contractor. Contractor and its Subcontractors shall not contract with any individual or entity that has been debarred, suspended, or otherwise lawfully prohibited from participating in any public procurement activity.

2.	Behavioral Health Provider Subcontract Provisions:

Each behavioral health provider subcontract shall contain the following:

a.	Identification of the name and address of the subcontractor.

b.	Full disclosure of the method and amount of compensation or other consideration to be received by the subcontractor.

c.	Identification of the population, to include behavioral health recipient capacity, to be served by the subcontractor.

d.	The amount, duration, and scope of covered services to be provided, and for which compensation shall be paid.

e.	The term of the subcontract including beginning and ending dates, procedure for extension, termination, and renegotiation.

f.	The specific duties of the subcontractor relating to coordination of benefits and determination of third party liability.

g.	A provision that the subcontractor agrees to identify Medicare and other third party liability coverage and to seek such Medicare or third party liability payment before submitting claims and/or encounters to Contractor.

h.	A provision that the subcontractor shall maintain a cost record keeping system.

i.	A provision that the subcontractor shall comply with ADHS’ and CPSA’s quality management programs.

j.	A provision that a merger, reorganization or change in ownership or control of a subcontractor that is related to or affiliated with Contractor shall require a Contract amendment and prior approval of CPSA and ADHS.

k.	A provision that the subcontractor shall obtain and maintain all applicable insurance as outlined in paragraph the Insurance Provisions section of the Standard Terms of this Subcontract and shall submit a copy of insurance certificates to the Contractor.

l.	A provision that the subcontractor shall be fully responsible for all tax obligations, Worker’s Compensation Insurance, and all other applicable insurance coverage obligations as stated in the Standard Terms, Miscellaneous Provisions, Applicable Taxes Section of this Subcontract, for itself and its employees, and that CPSA, AHCCCS, or ADHS shall have no responsibility or liability for any such taxes or insurance coverage.

m.	Incorporate by reference the ADHS/DBHS Covered Behavioral Health Services Guide and

the ADHS/DBHS/CPSA Provider Manual. Require that the subcontractor adhere to all requirements stated within these documents.

n.	A provision that the subcontractor shall comply with encounter reporting and claims submission requirements as described in the ADHS/DBHS/CPSA Provider Manual.

o.	A provision that the subcontractor may appeal a claim denial of the Contractor in accordance with the ADHS/DBHS/CPSA Provider Manual.

p.	A provision that the subcontractor shall assist eligible and enrolled clients in understanding their right to file grievances and appeals and follow requirements stated in the ADHS/DBHS/CPSA Provider Manual with regard to these processes.

q.	A provision that the subcontractor shall comply with audits, inspections, and reviews that are outlined in the ADHS/DBHS/CPSA Provider Manual and any reviews the CPSA, ADHS, or AHCCCS may conduct.

r.	A provision that the subcontractor shall cooperate fully with other contractors and/or State employees in scheduling and coordinating its services with other related services for enrolled persons. The Subcontractor shall afford other contractors reasonable opportunity to provide services and shall not commit or permit any act that interferes with the performance of services by other contractors or by State employees.

s.	A provision that the subcontractor shall carry out ADHS, AHCCCS, or CPSA decisions issued with respect to a complaint, SMI grievance, member appeal, and/or claim dispute.

t.	A provision that compensation to individuals or entities that conduct utilization management activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary services to any enrollee according to 42 CFR 438.12(e).

u.	A provision that requires all qualified clinicians/providers to be registered as a Medicare services provider. For the purpose of this provision, a qualified/provider means a clinical/provider who is a valid Medicare provider type and provides services that could be billed under Medicare.

v.	A provision that requires all qualified clinicians/providers to be registered as Medicaid service providers.

O.	INSURANCE PROVISIONS

1.	General:

The Contractor shall obtain and maintain and ensure that its subcontractors obtain and maintain all insurance as outlined below.

The Contractor shall obtain and keep on file copies of provider insurance certificates, and shall make them available for review by CPSA and ADHS upon request.

The insurance requirements herein are minimum requirements for this Subcontract and in no way limit any indemnity covenants contained in this Subcontract. The State of Arizona and CPSA in no way warrant that the minimum limits contained herein are sufficient to protect the Contractor from liabilities that might arise out of the performance of the work under this subcontract by the Contractor, its agents, representatives, employees or subcontractors, and Contractor is free to purchase additional insurance.

If the social services program utilizes the Social Service Contractors Indemnity Pool (SSCIP) for insurance coverage, SSCIP is exempt from the A.M. Best’s rating requirements listed in this Contract.

2.	Minimum Scope and Limits of Insurance:

Contractor shall provide coverage with limits of liability not less than those stated below.

a.	Commercial General Liability – Occurrence Form

Policy shall include bodily injury, property damage, personal injury and broad form contractual liability coverage.

General Aggregate $2,000,000

Products – Completed Operations Aggregate $1,000,000

Personal and Advertising Injury $1,000,000

Blanket Contractual Liability – Written and Oral $1,000,000

Fire Legal Liability $50,000

Each Occurrence $1,000,000

The policy shall be endorsed to include coverage for sexual abuse and molestation. This coverage shall apply to any provider with responsibility for consumer interaction in person.

The policy shall be endorsed to include the following additional insured language: “The State of Arizona, Department of Health Services and CPSA shall be named as additional insured with respect to liability arising out of the activities performed by or on behalf of the Contractor.” For GSA 5 Contractor, Pima County must also be named as additional insured.

Policy shall contain a waiver of subrogation against the State of Arizona, Department of Health Services and CPSA for losses arising from work performed by or on behalf of the Contractor.

b.	Automobile Liability:

Bodily Injury and Property Damage for any owned, hired, and/or non-owned vehicles used in the performance of this Subcontract.

Combined Single Limit (CSL) $1,000,000

The policy shall be endorsed to include the following additional insured language: “The State of Arizona, Department of Health Services and CPSA shall be named as additional insured with respect to liability arising out of the activities performed by or on behalf of the Contractor, involving automobiles owned, leased, hired or borrowed by the Contractor.” For GSA 5 Contractor, Pima County must also be named as additional insured.

c.	Worker’s Compensation and Employer’s Liability:

Worker’s Compensation Statutory

Employer’s Liability

Each Accident $500,000

Disease – Each Employee $500,000

Disease – Policy Limit $1,000,000

Policy shall contain a waiver of subrogation against the State of Arizona, Department of Health Services and CPSA losses arising from work performed by or on behalf of the Contractor.

This requirement shall not apply to: Separately, EACH contractor or subcontractor exempt under A.R.S. §23-901, AND when such contractor or subcontractor executes the appropriate waiver (Sole Proprietor/Independent Contractor) form.

d.	Professional Liability (Errors and Omissions Liability):

Each Claim $1,000,000

Annual Aggregate $2,000,000

In the event that the professional liability insurance required by this Subcontract is written on a claims-made basis, Contractor warrants that any retroactive date under the policy shall precede the effective date of this Subcontract; and that either continuous coverage will be maintained or an extended discovery period will be exercised for a period of two (2) years beginning at the time work under this Subcontract is completed.

The policy shall cover professional misconduct or lack of ordinary skill for those positions defined in the Scope of Work of this subcontract.

Professional Liability shall include Medical Malpractice for licensed medical providers.

3.	Additional Insurance Requirements:

The policies shall include, or be endorsed to include, the following provisions:

a.	The State of Arizona, Department of Health Services and CPSA wherever additional insured status is required such additional shall be covered to the full limits of liability purchased by the Contractor, even if those limits of liability are in excess of those required by this Contract. For GSA 5, Contractor shall name Pima County as an additional insured.

b.	The Contractor’s insurance coverage shall be primary insurance with respect to all other available sources.

c.	Coverage provided by the Contractor shall not be limited to the liability assumed under any indemnification provisions of this Subcontract.

4.	Notice of Cancellation:

Each insurance policy required by the insurance provisions of this Subcontract shall provide the required coverage and shall not be suspended, voided, canceled, or reduced in coverage or in limits except after thirty (30) days prior written notice has been given to CPSA. Such notice shall be sent directly to CPSA, Contracts Department, 4575 E. Broadway, Tucson, AZ 85711 and shall be sent by certified mail, return receipt requested.

5.	Acceptability of Insurers:

Insurance is to be placed with duly licensed or approved non-admitted insurers in the State of Arizona with an “A.M. Best” rating of not less than A-VII. The State of Arizona nor CPSA in no way warrants that the above-required minimum insurer rating is sufficient to protect the Contractor from potential insurer insolvency.

6.	Verification of Coverage:

Contractor shall furnish the CPSA with certificates of insurance (ACORD form or equivalent approved by the State of Arizona) as required by this subcontract. The certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf.

All certificates and endorsements are to be received and approved by the CPSA Contract Department before work commences. Each insurance policy required by this subcontract must be in effect at or prior to commencement of work under this Subcontract and remain in effect for the duration of the project. Failure to maintain the insurance policies as required by this Subcontract, or to provide evidence of renewal, is a material breach of contract.

All certificates required by this subcontract shall be sent directly to CPSA, Contracts Department, 4575 E. Broadway, Tucson, AZ 85711. The CPSA Contract Number and project description shall be noted on the certificate of insurance.

7.	Subcontractors:

Contractor’s certificate(s) shall include all subcontractors as insured under its policies or Contractor shall obtain from the subcontractor(s) separate certificates and endorsements for each subcontractor. The Contractor shall maintain certificates of insurance from all subcontractors and providers and ensure adequate coverage is provided throughout the term of the subcontractors’ agreement. All coverage for subcontractors shall be subject to the minimum requirements identified above.

8.	Approval:

Any modification or variation from the insurance requirements in this Contract shall be submitted by Contractor directly to CPSA in a formal letter of explanation requesting exception, along with supporting documentation. CPSA will review such request, and if appropriate, forward the request on behalf of Contractor, to the Department of Administration, Risk Management Section, whose decision shall be final.

9.	Exceptions:

In the event the Contractor or sub-contractor(s) is/are a public entity, then the Insurance Requirements shall not apply. Such public entity shall provide a Certificate of Self-Insurance. If the contractor or sub-contractor(s) is/are a State of Arizona agency, board, commission, or university, none of the above shall apply.

P.	FINANCIAL PROVISIONS

1.	General:

a.	Contractor shall have adequate professional staff and sufficient internal controls and systems in place designed to account for all related revenue/expenses.

b.	Contractor is required to submit monthly, quarterly, and annual financial reports as outlined in the CPSA Provider Financial Guide. Financial reports shall be submitted in electronic and hard copy form.

c.	Contractor agrees to submit Financial Audits and Reports as required by the CPSA Financial Guide.

2.	Compensation:

The method of compensation under this Subcontract is delineated in Special Terms section of this Subcontract.

3.	Availability of Funds:

Payments made by CPSA pursuant to this Subcontract are conditioned upon the availability to CPSA of funds from ADHS authorized for expenditure in the manner and for the purposes provided herein. CPSA and ADHS shall not be liable for any purchases or subcontracts entered into by any Subcontractor in anticipation of funding.

4.	Termination for Non-Availability of Funds:

If monies are not appropriated or otherwise available to CPSA to support continuation of performance of the Subcontract, the Subcontract shall, upon written notice from CPSA, be canceled in whole or in part or at CPSA’s election, suspended until such monies are so appropriated or available.

5.	Payments:

Payments made by CPSA to the Contractor are conditioned upon receipt of applicable, accurate, and complete reports and encounters, documentation and information then due from the Contractor, except to the extent excused by CPSA with the consent of ADHS. Reports, documentation, and information required to be submitted by the Contractor and the associated time frames are outlined in Subcontract Deliverables Schedule of this subcontract and the CPSA Provider Financial Guide.

6.	Compliance by the Contractor:

If the Contractor is in any manner in default in the performance of any material obligation as outlined in this Subcontract, or if financial, compliance or performance audit exceptions are identified, CPSA or ADHS may, at its option and in addition to other available remedies, either adjust the amount of payment or withholding or cause payment to be withheld until satisfactory resolution of the default or exception. CPSA shall be entitled to offset against any sums due the Contractor, any expenses or costs incurred by CPSA as a result of nonconforming performance or failure to perform the Subcontract. The Contractor shall have the right to ten (10) business days’ prior written notice of any such action in adjusting the amount of payment or withholding payment. Under no circumstances shall payments be authorized that exceed an amount specified in this Subcontract without an approved written amendment to this Subcontract. CPSA may, at its option, withhold final payment to the Contractor until receipt of all final reports and deliverables.

7.	Billing:

a.	Billing Generally:

The Contractor and its Subcontractors shall timely submit claims or encounters for covered services, in accordance with the ADHS/DBHS/CPSA Provider Manual, Section 6.1, Submitting Claims and Encounters.

b.	Review/Disallowance:

Each encounter submitted by the Contractor shall be subject to disallowance in the event and to the extent such encounter is incomplete, does not conform to the applicable service authorization or to this Subcontract, any applicable Subcontract, or the ADHS/DBHS/CPSA Provider Manual, or is otherwise incorrect.

c.	Sources of Payment/Adjustments:

The parties acknowledge that other than donations and grants to the Contractor and funds otherwise generated by the Contractor independently from this Subcontract, and except for funds, if any, made available from third party payers by reason of coordination of benefits and collection of permitted co-payments, the only source of payment to the Contractor for Covered Services provided hereunder is funds from CPSA payable hereunder via the Fiscal Agent. Any error discovered by CPSA or ADHS with or without an audit in the amount of compensation paid to the Contractor will be subject to and shall require adjustment or repayment by or to the Contractor, by making a corresponding increase or decrease in a current payment to the Contractor or by making an additional payment by CPSA to the Contractor, or vice versa.

d.	State Not Liable:

The Contractor acknowledges and agrees that the obligations for payment to the Contractor for Covered Services hereunder are those solely and exclusively of the CPSA through the Fiscal Agent and that neither the State, ADHS nor AHCCCS shall have any liability or obligation to the Contractor for the payment for Covered Services to members, or otherwise. The obligations of the State with respect to payment for Covered Services are solely those set forth in the contract between CPSA and ADHS.

e.	Provisional Nature of Payments:

All payments to the Contractor shall be provisional and shall be subject to review and audit for their conformity with the provisions hereof and of any applicable subcontract. The Contractor agrees to reimburse CPSA immediately upon demand for all Subcontract funds expended which are determined by CPSA, ADHS, or the Auditor General not to have been disbursed by the Contractor in accordance with the terms of this Subcontract. If the party responsible to repay the Subcontract payments is other than the Contractor, the Contractor and CPSA shall work together to identify and to obtain the funds from the responsible party (ies).

Q.	COMPLIANCE PROVISIONS

1.	The Contractor will comply with all Audits, Surveys, Reviews, and Inspections as specified in the CPSA Provider Financial Guide and the ADHS/DBHS/CPSA Provider Manual or otherwise conducted by CPSA, ADHS, or AHCCCS.

2.

At any time during the term of this Subcontract, Contractor and its Subcontractors shall fully cooperate with financial, program, service, and/or organizational reviews conducted by CPSA, ADHS, AHCCCS, the U.S. Department of Health and Human Services, the U.S. Office of Civil Rights, The Center for Medicaid and Medicare Services or any authorized representative of the

State or Federal governments and allow them:

a.	access to Contractor’s and Subcontractor’s’ staff and behavioral health recipients;

b.	access to, inspection and reproduction of books and records related to the performance of the Subcontract or second tier Subcontracts; and

c.	through on-site inspection, or other means, to evaluate the quality, appropriateness and timeliness of services performed under this Subcontract.

3.	Contractor and its Subcontractors will support CPSA when ADHS conducts an Annual Administrative Review of CPSA for the purpose of ensuring operational and financial program compliance for all programs. Contractor and its Subcontractors will assist CPSA in complying with these Reviews.

4.	Contractor shall allow ADHS or CPSA to inspect the records of any employee who works on the contract to ensure that the Contractor is in compliance with all Federal Immigration laws and regulations.

R.	DISPUTES, NON-PERFORMANCE, TERMINATION, AND CANCELLATION PROVISIONS

1.	Contract Disputes:

a.	In the event of a dispute under this Subcontract, the parties agree to make a good faith attempt to resolve the dispute prior to taking formal action.

b.	ADHS Claims Dispute procedures shall be the exclusive manner by which the Contractor may challenge denial of claims, non-payment of claims, or sanctions.

c.	Additionally, a Contractor must advise its Subcontractors that they may dispute denial or non-payment of claims by the Contractor, in accordance with the ADHS/DBHS/CPSA Provider Manual, Section 5.6, Provider Claims Disputes.

2.	Termination:

a.	Termination Upon Mutual Agreement: This Subcontract may be terminated by mutual written agreement of the parties effective upon the date specified in the written agreement.

b.	Termination for Convenience: CPSA and the Contractor, in addition to other rights set forth elsewhere in this Subcontract, reserve the right to terminate this Subcontract in whole or in part, without cause, effective 60 days after mailing written notice of termination, by certified mail, return receipt requested.

c.	Termination for Default: CPSA, in addition to other rights set forth elsewhere in this Subcontract, may at any time terminate this Subcontract in whole or in part if CPSA determines that the Contractor has failed to perform any material requirement hereunder and is not cured within 30 days of receipt of written notice thereof (such period shall be reduced to three (3) days in the event of a failure that may pose a threat to Members or personnel of the Contractor).

d.	Continuing Performance: The Contractor shall continue the performance of this Subcontract to the extent not terminated under the provisions of this Section.

3.	Voidability of Contract:

This Subcontract is voidable and subject to immediate termination by CPSA upon Contractor becoming insolvent or filing proceedings in bankruptcy or reorganization under the United States Code, or upon assignment or delegation of the Subcontract without the prior written approval of CPSA.

4.	Rights & Obligations Upon Termination:

a.	In case of default, CPSA reserves the right to purchase services, or to complete the required work. CPSA may recover any reasonable excess costs from Contractor by deduction from an unpaid balance.

b.	The Contractor shall stop all work as of the effective date of the termination and shall immediately notify all Subcontracted Providers, in writing, to stop all work as of the effective date of the notice of termination.

c.	Upon receipt of the notice of termination and until the effective date of the notice of termination, the Contractor shall perform work consistent with the requirements of this Subcontract and in accordance with a written plan approved by CPSA for the orderly transition of eligible and enrolled persons and clinical information necessary for their continued treatment to another Contractor.

d.	The Contractor shall comply with all terms of the Subcontract and shall be paid the Subcontract price for all services and items completed as of the effective date of the notice of termination and shall be paid its reasonable and actual costs for work in progress as determined by GAAP, however, no such amount shall cause the sum of all amounts paid to the Contractor to exceed the compensation limits set forth in the Subcontract.

S.	MANAGEMENT INFORMATION SYSTEM

All contractors will participate in the CPSA Information System to the extent necessary to perform this Subcontract. Management Information System Requirements are defined in the CPSA Management Information Guide. This Guide contains specific information on Encounter Submissions, Enrollment, and Demographic Data Submission. Additionally, the ADHS/DBHS/CPSA Provider Manual contains information on Eligibility Inquiries and AHCCCS Eligibility Application Status Reports.

T.	MISCELLANEOUS PROVISIONS

1.	Conflict of Interest:

The Contractor shall not undertake any work that represents a potential conflict of interest, or which is not in the best interest of CPSA, ADHS, or the State without prior written approval by CPSA. The Contractor shall fully and completely disclose any situation, which may present a conflict of interest.

2.	Anti-Kickback:

a.	Contractor or any director, officer, agent, employee, or volunteer of the Contractor shall not request or receive any payment or other thing of value either directly or indirectly, from or for the account of any Subcontractor (except such performance as may be required of a Subcontractor under the terms of its subcontract) as consideration for or to induce Contractor to enter into a subcontract with the Subcontractor or any referrals of enrolled persons to the Subcontractor for the provision of covered services.

b.	Contractor certifies that it has not engaged in any violation of the Medicare Anti-kickback Statute (42 USC 130a-7b) or the “Stark I” and “Stark II” laws governing related-entity referrals (PL101-239 and PL 101-432) and compensation.

3.	Lobbying:

a.	Contractor shall not use funds paid to Contractor by CPSA, or interest earned, for the purpose of influencing or attempting to influence any officer or employee of any State or Federal agency; or any member of, or employee of a member of, the United States Congress or the Arizona State Legislature in connection with awarding of any Federal or State Contract, the making of any Federal or State grant, the making of any Federal or State loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any Federal or State Contract, grant, loan, or cooperative agreement.

b.

Contractor shall not use funds paid to Contractor by CPSA, or interest earned, for the purpose of influencing or attempting to influence any officer or employee of any State or Federal agency; or any member of, or employee of a member of, the United States Congress or the Arizona State Legislature in which it asserts authority to represent CPSA or ADHS or advocate the official position of CPSA or ADHS in any matter before a State or Federal agency; or any member of, or employee of a member of, the United States Congress or the Arizona State Legislature.

4.	Offshore Performance of Work Prohibited:

Due to security and identity protection concerns, all service under this Subcontract shall be performed within the borders of the United States. All storage and processing of information shall be performed within the borders of the United States. This provision applies to work performed by subcontractors at all tiers.

5.	Choice of Forum:

The parties agree that jurisdiction over any action arising out of or relating to this Subcontract shall be brought or filed in a court of competent jurisdiction located within the State of Arizona.

6.	Relationship of Parties:

The Contractor under this Subcontract is an independent contractor. Neither party to this Subcontract shall be deemed to be the employee or agent of the other party to the Subcontract.

7.	Assignment And Delegation:

The Contractor shall not assign any right or payment nor delegate any duty under the Subcontract without the prior written approval of CPSA and ADHS. No assignment or delegation of the duties of this Subcontract shall be valid without the above written approval.

8.	General Indemnification:

Indemnification-Patent and Copyright. The Contractor shall indemnify and hold harmless the State and CPSA against any liability, including costs and expenses, for infringement of any patent, trademark, or copyright arising out of Contract performance or use by the State or CPSA of materials furnished or work performed under this Subcontract. The State shall reasonably notify the Contractor of any claim for which it may be liable under this paragraph. If the Contractor is insured pursuant to A.R.S.§41-621 and §35-154, this section shall not apply.

9.	Non-Exclusive Remedies:

The rights and remedies of CPSA, ADHS, and AHCCCS under this Subcontract are not exclusive and shall be in addition to any other rights and remedies provided by this Subcontract or available at law or in equity.

10.	Non-Discrimination:

The Contractor shall comply with State Executive Order No. 99-4 which mandates that all persons, regardless of race, color, religion, sex, age, national origin or political affiliation, shall have equal access to employment opportunities, and all other applicable Federal and State laws, rules and regulations, including the Americans with Disabilities Act and Title VI.

11.	Assignment of Overcharges:

The Contractor, CPSA, and ADHS recognize that in actual practice overcharges resulting from antitrust violations are in fact borne by the purchaser. Therefore, the Contractor hereby assigns to CPSA and ADHS any and all claims for such overcharges relating to items or services to be provided by the Subcontract hereunder.

12.	Force Majeure:

Except for payment of sums due, neither party shall be liable to the other nor deemed in default under this Subcontract if and to the extent that such party’s performance of this Subcontract is prevented by reason of force majeure. The term “force majeure” means an occurrence that is beyond the control of the party affected and occurs without its fault or negligence. Without limiting the foregoing, force majeure includes acts of God; acts of the public enemy; war; riots; strikes; mobilization; labor disputes; civil disorders; fire; flood; lockouts; injunctions-interventions-

acts; or failures or refusals to act by government authority; and other similar occurrences beyond the controlof the party declaring force majeure which such party is unable to prevent by exercising reasonable diligence.

13.	Applicable Taxes:

Tax Indemnification: Contractor and all Subcontractors shall pay all Federal, State and local taxes applicable to its operation and any persons employed by the Contractor. Contractor shall, and require all Subcontractors to hold CPSA and the State harmless from any responsibility for taxes, damages, and interest, if applicable, contributions required under Federal, and/or State and local laws and regulations and any other costs including transaction privilege taxes, unemployment compensation insurance, Social Security and Worker’s Compensation.

14.	Institutional Review Board For Research:

Any research that a Contractor undertakes that includes RBHA Members must be reviewed and approved by an Institutional Review Board for Research maintained by the Contractor and forwarded to CPSA’s Research/Human Subjects Review Committee for final approval. In the absence of an Institutional Review Board maintained by the Contractor, approval for research involving RBHA Members must be obtained from CPSA’s Research/Human Subjects Review Committee.

15.	Excluded Providers:

If the Contractor declines to include individuals or groups of providers in its network, it shall give the affected providers written notice of the reason for its decision. The Contractor may not include providers excluded from participation in Federal health care programs, pursuant to Section 1128 or Section 1128 A of the Social Security Act.

16.	Federal Immigration Laws:

The Contractor warrants that it is in compliance with all Federal Immigration laws and regulations. The breach of any such warranty shall be deemed a material breach subject to monetary penalties up to and including the termination of this Subcontract.

SUBCONTRACT AGREEMENT THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 9	FY 07/08

Effective July 1, 2007, the Subcontract Agreement between Community Partnership of Southern Arizona and Providence Service Corporation is hereby amended to reflect the following changes:

4.	The Scope of Work has been revised and is replaced in its entirety. A Summary of Changes is attached to this Amendment for reference.

5.	The Subcontract Deliverables have been revised and are replaced in their entirety. A Summary of Changes is attached to this Amendment for reference.

All other terms, conditions and provisions of the Subcontract Agreement shall remain the same.

Upon completion of the 2007/2008 CPSA/ADHS contract review, there may be additional changes which must be passed down by CPSA to all providers. Additional amendments may be issued to reflect mandatory changes, which will be effective for this contract term.

CPSA:	Community Partnership of Southern Arizona

Signature:	/s/ Neal Cash
Print Name and Title:	Neal Cash, Chief Executive Officer
Date:	September 28, 2007

CONTRACTOR:	The Providence Service Corporation

Signature:	/s/ Craig A. Norris
Print Name and Title:	Craig A. Norris, Chief Operating Officer
Date:	September 26, 2007

SUBCONTRACT AGREEMENT THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 9	FY 07/08

SCOPE OF WORK

PURPOSE

To provide a complete and integrated continuum of behavioral health services to enrolled children, meeting DSM IV criteria for mental illness, including substance use or dependence related disorders. Included under the auspices of this Subcontract is the population of uniquely identified children enrolled in the Comprehensive Medical and Dental Plan (CMDP) who are wards of the State of Arizona.

ELIGIBILITY GROUPS COVERED UNDER THIS SUBCONTRACT

The following individuals and families are covered under this subcontract:

Title XIX and Title XXI Eligible Children and Adults

The ADHS/DBHS/CPSA Provider Manual lists the AHCCCS eligibility key codes for all Title XIX and Title XXI children and adults that are covered under this subcontract.

The Title XIX eligible children include but are not limited to:

Title XIX children who have been adjudicated by the court to be in the care and custody of:

Arizona Department of Economic Security/Division of Children, Youth and Families (Child Protective Services);

Arizona Department of Juvenile Corrections (except for those who are adjudicated delinquents and are in a correctional institution); and

Administrative Office of the Courts/Juvenile Probation.

These Title XIX eligible children in the care and custody of the state are enrolled with the Comprehensive Medical and Dental Program (CMDP) health plan. CMDP is responsible for the acute care medical health benefit for these children.

Title XIX children in the Arizona Department of Economic Security/Division of Children Youth and Families Adoption Subsidy Program.

Title XIX children in the Arizona Department of Economic Security/Division of Children Youth and Families voluntary foster care arrangements.

Title XIX and Title XXI eligible Native Americans regardless if they live on or off reservation, except when enrolled with an ADHS Tribal Contractor.

Developmentally Disabled (DD) ALTCS Children and Adults

The ADHS/DBHS/CPSA Provider Manual lists the DD ALTCS eligibility key code groups that are covered under this subcontract.

Non-Title XIX/XXI Persons with a Serious Mental Illness (SMI)

These are persons who are determined to have a SMI in accordance with the ADHS/DBHS/CPSA Provider Manual, Section 3.10, SMI Eligibility Determination.

The following individuals and families are covered under this subcontract to the extent that funding is available and allocated to the Contractor. The Contractor may limit the scope of services provided to these populations consistent with ADHS/DBHS/CPSA Provider Manual, Section 3.2, Service Prioritization for Non-Title XIX/XXI Funding:

Non-Title XIX/XXI General Mental Health Adults (GMH)

Adult persons age eighteen and older who have general behavioral health issues and have not been determined to have a SMI.

Non-Title XIX/XXI Substance Abuse Adults (SA)

Adult persons age eighteen and older who have a substance use disorder, or are referred for DUI screening, education and treatment, and have not been determined to have a SMI.

Non-Title XIX/XXI Children

Children up through the age of seventeen who are in need of behavioral health services

SERVICES TO BE PROVIDED UNDER THIS SUBCONTRACT

Based on the funding source as specified in the Funding Allocation Schedule, the Contractor shall develop, maintain and monitor a continuum of Covered Services for its enrolled members. The Contractor shall ensure that the complete continuum of behavioral health services contained in the ADHS/DBHS Covered Behavioral Health Services Guide is available to meet the needs of and provided when needed to eligible and enrolled persons. A comprehensive listing of service codes, including limitations, such as Title XIX or Tile XXI reimbursability, categories of service, and allowed provider types, can be found in the CPSA Service Authorization Matrix. All service codes, unless explicitly stated otherwise, refer to both substance abuse/dependence and mental health services and populations.

Service provision is based on the premise that all mandated and appropriate covered services will be of high quality and provided in a culturally competent manner, in the least restrictive environments, accessible to all populations and sensitive to consumer choice.

All services must be provided in compliance with the processes established in the ADHS/DBHS/CPSA Provider Manual and the CPSA Program Protocol Manual. Additionally:

Services to those determined to have SMI must be provided in accordance with all provisions of Arizona Administrative Code Title 9, Chapter 21, Behavioral Health Services for Persons with SMI, and with the ADHS Principles for Persons with a SMI, available on the ADHS/DBHS web site and incorporated herein by reference.

Services provided to Title XIX/XXI children must be delivered in accordance with the Arizona Vision set forth in the JK Settlement Agreement and the Title XIX Children’s Behavioral Health Annual Action Plan available on the ADHS/DBHS web site and incorporated herein by reference.

All services will be provided in the context of the enrolled person’s Adult Recovery Team, Child and Family Team, or Young Adult Team in accordance with the processes established by the ADHS/DBHS/CPSA Provider Manual and the Program Protocol Manual.

The Contractor shall continue to deliver ongoing behavioral health services to a member 18 through the 21st year and his/her family, facilitated through a Young Adult Team, provided:

The Member and family choose to remain enrolled with the Children’s Network.

The Member is Title XIX/XXI and/or CMDP enrolled

The Young Adult Team has commenced development of life skills and independence 6 months prior to 18th birthday

The determination as a person with SMI is completed and Title XIX rights and requirements are implemented.

The Contractor shall encourage adult persons to include family members in the assessment and treatment for behavioral health recipients, unless it is contraindicated by family circumstances. The Contractor shall support the participation of parents/primary caregivers, adolescents and children in the assessment and treatment process. A unified process of assessment, planning, service delivery and support among multiple agencies represents the preferred practice.

Psychotropic medications must be provided according to the CPSA Formulary and coordinated in compliance with the member’s Medicare Part D eligibility. Contractor employed and contracted physicians, registered nurse practitioners, and/or physician assistants shall prescribe and abide by the CPSA drug formulary and by the ADHS/DBHS/CPSA Provider Manual Sections 3.15, Psychotropic Medications: Prescribing and Monitoring, 3.16, Medication Formulary and 3.14, Securing Services and Prior Authorization.

The Contractor may not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of the behavioral health diagnosis, type of illness, or condition of the eligible or enrolled person. The Contractor may place appropriate limits on a service on the basis of criteria, such as medically necessary covered services, or for utilization control, provided the services furnished can reasonably be expected to achieve their purpose.

The Contractor must provide services as determined through the Child and Family Team process, which as appropriate must include utilization of the CPSA Direct Contracted Agencies listed in Attachment E. A monthly utilization report must be submitted to CPSA Children’s Services Manager identifying referrals made and barriers to referrals.

Contractor is encouraged to use consumers of behavioral health services and their families to provide supportive services to enrolled members including payment, as appropriate, for those services. Consumers and families shall receive appropriate training and must meet requirements for service provision under this Subcontract.

The Contractor shall ensure coordination and continuity of care for behavioral health recipients admitted to the Arizona State Hospital in accordance with the ADHS/DBHS Arizona State Hospital Practice Improvement Protocol, including but not limited to the following:

diversion of potential admission from the Arizona State Hospital, as appropriate;

coordination of the admission process with the Arizona State Hospital Admissions Office;

participation in the Arizona State Hospital treatment and discharge planning;

forwarding of available clinical and medical record information upon or shortly after admission; and

any other requested communication and/or collaboration with the Arizona State Hospital.

Child and Family Teams

The Contractor shall ensure that all children are served through Child and Family Teams. Further, the Contractor shall ensure that Clinical Liaisons, or other staff who perform the same functions, have knowledge and skill to involve others in the Child and Family Team process. The Contractor shall meet the percentages below for expanding the delivery of services through the Child and Family Team process.

By 7/30/07, 100% of the Title XIX children receiving behavioral health services who are birth to five (5) years old, or young adults (ages 14-21) must be served by and (Child and) Family Team.

By 1/1/08, 100% of the Title XIX children receiving behavioral health services with less intensive needs will be served through the (Child and) Family Team process.

By 6/30/08, 100% of all Title XIX children receiving behavioral health services must be served by a (Child and) Family Team.

A monthly report must be submitted to the CPSA Children Services Manager identifying the number of functioning CFT, including numbers related to the progress of meeting the goals outlined above.

Annual Children’s System of Care Plan

The Contractor’s Annual Children’s System of Care Plan shall be aligned with the goals and objectives set forth in the CPSA Children’s System of Care Plan. The Contractor shall implement their Annual Children’s System of Care Plan, and shall be subject to incentives and penalties for performance based on minimum performance expectations and benchmarks as set out in the ADHS/DBHS Quality Management/Utilization Plan.

Case Manager

Effective 12/31/08, pending clarification by ADHS regarding the definition of “high complexity/high intensity,” all high complexity/high intensity children shall have an assigned Case Manager.

Support and Rehabilitation Services

The Contractor shall ensure that the delivery of services shall not only include the traditional outpatient treatment services but shall also use support services that are delivered in a timeframe needed by the child and family. In-home and out-of-home respite shall be readily available when needed.

15.	The Contractor shall earn an incentive by increasing the units of support and rehabilitation services by at least 15% for each GSA (Beginning with Fiscal year 2006 for Fiscal Year 2008 incentives). Support and rehabilitation services targeted for expansion and calculation details are identified in the ADHS/DBHS Performance Improvement Specifications Manual.

16.	Children in the Care and Custody of the State

Children who are in the care and custody of the State often have high intensity service needs and need to have care coordinated among state agencies. It is an expectation that the Contractor has providers that have the clinical knowledge and expertise to appropriately address the unique clinical interventions and service needs for these children. It is essential that services are provided in a timeframe that is consistent with their clinical and service needs. Behavioral health services shall be planned and delivered in a manner that minimizes foster family and behavioral health placement disruptions. The Contractor shall also have providers with expertise in meeting the needs of children in foster care and those in the adoption subsidy program who have been adopted through the State.

CRISIS SERVICES

CPSA is responsible for ensuring that Crisis Services, including detoxification services, are available to eligible and enrolled persons who are at imminent risk of decompensation, relapse, hospitalization, risk of harm to self or others, or loss of residence due to a behavioral health condition. Contractor is responsible for coordinating its members’ access to the CPSA Community-wide Crisis Providers in Pima County. The Contractor shall ensure that each enrolled Member has an individual crisis plan as well as clear written instructions on how to access crisis services. For enrolled members in crisis beyond regular business hours, the Contractor shall arrange for phone consultation, services to stabilize the crisis and appropriate referral to continue stabilization.

The Contractor must be the first to respond to their enrolled members 24/7 who are experiencing a behavioral health crisis. The Contractor may not subcontract this service to any other provider.

Although the Contractor is not expected to duplicate the range of services provided by the Community-wide Crisis Providers, as an Intake provider, the Contractor is expected to respond to eligible, but non-enrolled persons in urgent need or to arrange for services to a community-wide crisis provider according to the ADHS/DBHS appointment standards and to CPSA established protocol, Network/SAMHC Crisis Interface: Persons who Present Needing Medication or Network/SAMHC Crisis Interface: All Other Crisis Situations.

CPSA funds contracted providers to deliver Crisis Stabilization services for adolescents in a 10 bed unit and for children, 2 beds in a group setting. The contractor shall participate with these contracted providers to ensure appropriate utilization of these resources in accordance with protocols and scopes of work specific to these resources.

CPSA funds detoxification services through a Detoxification Service Provider (DSP). The DSP provides services for Members assessed as requiring care at intensities of service comparable to ASAM Levels II-D, III.2-D, and III.7-D. The Contractor is responsible for coordinating members’ access to services provided by the DSP in accordance with the processes established by the CPSA Program Protocol Manual.

COORDINATION OF CARE

The Contractor shall collaborate with community and government agencies and individuals to coordinate the delivery of Covered Services with other services and supports needed by the enrolled person and their families. Specific requirements related to this provision are delineated in ADHS/DBHS/CPSA Provider Manual Section 4.4, Coordination of Care with Other Government Entities.

Contractor agrees to comply with the terms and conditions of the Arizona Department of Economic Security (ADES) Interagency Service Agreement (ISA) between Rehabilitation Services Administration (RSA) and ADHS/DBHS and to coordinate with RSA as required in ADHS/DBHS/CPSA Provider Manual Section 4.4, Coordination of Care with Other Government Entities.

The Contractor must communicate and coordinate with enrolled persons’ AHCCCS Health Plan primary care providers and other health care providers regarding the enrolled persons’ behavioral health and general medical care and treatment in compliance with the ADHS/DBHS/ CPSA Provider Manual Section 4.3, Coordination of Care with AHCCCS Health Plans and Primary Care Providers.

PROVIDER NETWORK REQUIREMENTS

Network Development, monitoring and maintenance

Contractor shall establish and maintain a community-based governing or advisory board for local decision-making and input into service delivery and network development.

The Contractor shall establish, maintain and monitor a provider network that is capable of delivering a full continuum of treatment, rehabilitative and supportive services for children and adults. The continuum of care may be provided directly or through contractual arrangements with qualified providers (Subcontracted Providers). The Contractor shall provide technical assistance to its providers regarding Covered Services, encounter submission and documentation requirements on an as needed basis.

The Contractor’s network must meet the Minimum Network Standards and Staff Inventory requirements established by CPSA. Contractor must submit quarterly reports documenting these minimum standards in the format prescribed by CPSA and on the time schedule enunciated in the Subcontract Deliverables Schedule.

The Contractor’s network must be sufficient to ensure that:

It is responsive to person and their families in a culturally relevant manner and addresses their service needs in a way consistent with their cultural and linguistic heritage and preferences;

Service delivery is in the persons primary or preferred language including services delivered by BHP, BHT and BHPP. In the cases where the primary or preferred language is a rare language, services shall be provided through qualified interpreter services consistent with ADHS/DBHS/CPSA Provider Manual, Section 10.5, Interpreting Services

Unnecessary use of emergency departments and urgent care centers is reduced;

Use of jail and detention centers is reduced;

Covered Services, including emergency care, are provided promptly and are reasonably accessible in terms of location and hours of operation and are delivered in compliance with ADHS/DBHS/CPSA Provider Manual, Section 3.2, Appointment Standards and Timeliness of Service.

Children with special health care needs have adequate access to behavioral health practitioners with experience in treating the child’s diagnosed condition.

The Contractor’s network must include intake sites and capacity adequate to ensure the following:

Scheduled hours for intake appointments must ensure accessibility and ease of entry into the behavioral health system.

All service sites must be staffed adequately to complete SMI determinations within time frames established by ADHS/DBHS/CPSA Provider Manual Section 3.10, SMI Eligibility Determination.

Financial assessments must be conducted at each intake site by a staff person trained in financial screening and dedicated to the completion of applications for public benefits according to ADHS/DBHS/CPSA Provider Manual, Section 3.1, Eligibility Screening for AHCCCS Health Insurance, Medicare Part D Prescription Drug Coverage, and the Limited Income Subsidy Program. Staff must be capable of informing potential members and family members about required documents needed to prove citizenship for Title XIX/XXI eligibility and assist them in obtaining such documents.

At intake, written materials will be provided to the Member in the member’s primary or preferred language consistent with ADHS/DBHS/CPSA Provider Manual 10.4, Document Translation Services. The written materials to include at a minimum: Member Handbook, Rights and Responsibilities of Members, name and phone number of their assigned Clinical Liaison and the procedure for reaching the Clinical Liaison in the event of an urgent or emergent need.

Intake services are available during non-business hours (evenings and weekends) to accommodate Member’s access into the system. Intake services are also available outside the Contractor’s office, i.e. schools, homes, wellness centers.

The Contractor’s network must be sufficient to ensure that a Clinical Liaison is assigned to each member. The Clinical Liaison is responsible for providing clinical oversight, working in collaboration with the enrolled person and his/her family or significant others to implement an effective treatment plan, and serves as the point of contact, coordination and communication with other systems where clinical knowledge of the case is important. Contractor must comply with the ADHS/DBHS/CPSA Provider Manual, Section 3.7, Clinical Liaisons. The Contractor shall maintain a roster in the CPSA Information System that identifies the Clinical Liaison and Clinical Liaison contact information for each behavioral health recipient. The Contractor shall update the roster as the Clinical Liaison changes.

The Contractor shall recruit, evaluate and monitor providers with an appropriate combination of skills, training, cultural competence and experience to provide Covered Services under this Subcontract.

The Contractor shall, and require its Subcontracted Providers to, credential and privilege providers as required in the ADHS/DBHS Provider Manual Section 3.20, Credentialing and Privileging, including processes to expedite temporary credentialing and privileging when needed to ensure the sufficiency of the network and add to specialized providers

The Contractor shall retain providers based upon performance and quality improvement data acquired while delivering services under this Subcontract.

Contractor shall not restrict or inhibit providers in any way from communicating freely with or advocating for persons regarding:

Behavioral health care, medical needs and treatment options, even if needed services are not covered by the Contractor or if an alternate treatment is self-administered;

Any information the behavioral health recipient needs in order to decide among all relevant treatment options;

The risks, benefits, and consequences of treatment or non-treatment; and,

The behavioral health recipient’s right to participate in decisions regarding his or her behavioral health care, including the right to refuse treatment, and to express preferences about future treatment decisions.

Contractor shall provide enrolled persons choice within the provider network, subject to reasonable frequency limitations and contingent on the availability within the Contractor’s service network of an alternative that is suitable to meet the enrolled member’s needs.

The Contractor shall not discriminate, with respect to participation in its network, against any provider based solely on the provider’s type of licensure or certification. In addition, the Contractor shall not discriminate against providers that service high-risk populations or specialize in conditions that require costly treatment. This provision, however, does not prohibit the Contractor from limiting provider participation to the extent that the Contractor is meeting the needs of those persons covered under this contract. This provision also does not interfere with measures established by the Contractor to control costs consistent with its responsibilities under this Subcontract nor does it preclude the Contractor from using different reimbursement amounts for different specialists or for different practitioners in the same specialty.

If the Contractor or its Subcontracted Provider network is unable to provide a covered service required under this Subcontract, the Contractor shall ensure timely and adequate coverage of these services through an out-of-network provider until a network provider is contracted. The Contractor shall coordinate with respect to authorization and payment under these circumstances.

The Contractor shall ensure that any costs incurred by a member for services provided by an out of network provider are no greater than the costs that would be charged if services were furnished with the Network. Any agreement between the Contractor and an out of network provider must limit the charges to a member to an amount no greater than that allowed when services are furnished within the network.

If the Contractor declines to include individuals or groups of providers in its network, it shall give the affected providers written notice of the reason for its decision. The Contractor may not include providers excluded from participation in Federal health care programs, pursuant to Section 1128 or Section 1128 A of the Social Security Act.

The Contractor shall inform behavioral health recipients and qualified services provider of the availability of a second opinion at no cost to the behavioral health recipient.

The Contractor shall ensure that the following activities are performed for all Title XIX and Title XXI members:

Assessments and treatment recommendations are completed in collaboration with member/family and with clinical input from a clinician who is credentialed and privileged and who is either a behavioral health professional or a behavioral health technical under the supervision of a behavioral health professional.

A clinician deemed competent, privileged, and credentialed by the Contractor is assigned and responsible for providing clinical oversight, working in collaboration with the member and his/her family or significant others to implement an effective treatment plan, and serving as the point of contract, coordination, communication with other systems where clinical knowledge of the case is important.

Responsibility is defined or assigned to ensure the following activities are performed as part of the service delivery process:

Ongoing engagement of the member, family, and others who are significant in meeting the behavioral health needs of the member, including active participation in decision-making process.

Assessments are performed to elicit strengths, needs, and goals of the member and his/her family, identify the need for further or specialty evaluations that lead to a treatment plan which will effectively meet the member’s needs and result in improved health outcomes.

For members referred for or identified as needing psychotropic medications for a behavioral health condition, ensure review of the initial assessment and treatment recommendations by a licensed medical practitioner with prescribing privileges.

Provision of all covered services as identified on the treatment plan that are clinically sound, medically necessary, include referral to community resources as appropriate and for children, services are provided, consistent with the Arizona Vision and Principles.

Continuous evaluation of the effectiveness of treatment through the ongoing assessment of the member and input from the member and other relevant persons resulting in modification to the treatment plan, if necessary.

Ongoing collaboration including the communication of appropriate clinical information, with other individuals and/or entities with whom delivery and coordination of covered services is important to achieving positive outcomes, e.g. primary care providers, school, child welfare, juvenile, or adult probations, other involved service providers.

As applicable, clinical oversight to ensure continuity of care between inpatient and outpatient settings, services, and supports.

Transfers out-of-area, out-of-state, or to an ALTCS contract, as applicable.

Development and implementation of transition, discharge, and aftercare plans prior to discontinuation of behavioral health services.

Documentation of the items set out in Sections O-P is maintained in the member’s behavioral health record by the point of contact as identified.

Additional Network Requirements:

Juvenile Service Provisions: The Contractor and its Subcontracted Providers shall meet and ensure that all its paid and unpaid personnel who are required or are allowed to provide behavioral health services directly to Juveniles have met all fingerprint and certification requirements of A.R.S. §36 425.03 prior to providing such services. Additionally, the Contractor and any subcontractors providing Level II and III behavioral residential services to juveniles will comply with all relevant provisions in A.R.S.36-1201.

IMD Facility Provisions: If the Contractor operates or subcontracts with as IMD facility (provider types B6 and 71) the following minimum provisions apply:

The IMD facility shall keep track of the number of days a Title XIX or Title XXI behavioral health recipient is in the facility and may only bill for services within the limitations of the IMD expenditure authority for Title XIX services. The Title XIX service limitations are thirty (30) days per admission, and sixty (60) days per contract year for those aged 21 through 64 for services provided in IMDs. Service limitations are cumulative across providers. For persons under 21 and over 64, there are no IMD service limitations.

The IMD facility shall notify AHCCCS Member Services according to the requirements outlined in the ADHS/DBHS/CPSA Provider Manual.

The IMD facility shall provide written notification to Title XIX and Title XXI behavioral health recipients aged 21 through 64 that their AHCCCS eligibility may end if they remain in an IMD longer than thirty (30) days per admission or sixty (60) days per contract year.

Notification Requirements for Changes to the Network

The Contractor shall notify and obtain written approval from CPSA before making any expected network material changes in the size, scope, configuration, or change in location of sites of the Contractor’s provider network as indicated in the most recent network inventory. This includes any significant reduction in a provider’s workforce or any plan to not fill, or delay filling, key staff vacancies.

The Contractor shall notify CPSA in writing within one (1) day of becoming aware of any unexpected network material change, or learning of a network deficiency, or anticipating a network material change that could impair the provider network. The notice shall include:

Information about how the change will affect the delivery of covered services;

The Contractor’s plan to ensure that there is minimal disruption to the behavioral health recipient’s care and provision of service. The plan shall also address that clinical team meetings with the behavioral health recipient will be provided to discuss the options available to the behavioral health recipient and that treatment plans will be revised to address any changes in services or service providers; and

The Contractor’s plan to address and resolve any network deficiency.

The Contractor shall notify CPSA in writing within five (5) days of a decision by the Contractor to terminate, suspend or limit a subcontract, if the decision impacts the sufficiency of the network, including situations that require behavioral health recipients to transition care to a different provider.

The notice shall include:

The number of individuals to be impacted by the termination, limitation or suspension decision including the number of Title XIX and Title XXI and Non-Title XIX/XXI behavioral health recipients affected by program category.

The Contractor’s plan to ensure that there is minimal disruption to the behavioral health recipient’s care and provision of service. The plan shall also address that clinical team meetings with the behavioral health recipient will be provided to discuss the options available to the behavioral health recipient and that treatment plans will be revised to address any changes in services or service providers.

The Contractor’s plan for communicating changes to affected behavioral health recipients. Such plan must include the provision of written notice to affected members within fifteen (15) days of issuance of termination notice.

The Contractor shall track all persons transitioned due to a subcontract suspension, limitation or termination to ensure service continuity. Required elements to be tracked include: Name, Title XIX/XXI status, date of birth, population type, current services that the behavioral health recipient is receiving, services that the behavioral health recipient will be receiving, new agency assigned, and date of first appointment and activities to re-engage persons who miss their first appointment at the new provider. Other elements to be tracked may be added based on the particular circumstances.

DESIGNATED SERVICE PROVIDER

The Contractor shall function as the Designated Service Provider for the following rural geographic subdivisions:

Marana-Subdivision B and Ba, which includes:

Marana; Saguaro; Silver Bell; Avra Valley; Rillito; Cortaro; and Catalina.

As a Designated Service Provider, the Contractor will:

Maintain a physical presence in each rural subdivision indicated above throughout the term of this contract

Offer an array of services as described in the ADHS Covered Services Guide

Ensure availability and accessibility of services according to established appointment standards

Develop and implement methods to communicate contract requirements with Subcontracted Providers in designated area(s) and to monitor contract compliance.

Contractor will follow established CPSA Program Protocol regarding expectations for rural services.

CONTRACTOR ADMINISTRATIVE ORGANIZATION

The Contractor shall maintain organizational, managerial and administrative systems and staff capable of fulfilling all contractual requirements and shall employ staff persons with adequate time designated to carry out the required functions. Contractor shall maintain the following required staff positions:

Medical Director: The Contractor shall designate a Medical Director who shall be available on a continuing basis to work with CPSA medical staff to ensure administration and delivery of high quality, medically appropriate care including care provided by Subcontracted Providers.

Contractor shall have a board qualified/ board certified psychiatrist who serves as the Medical Director of the network. “The Medical Director shall have ultimate clinical authority, but must function as a collaborator and team member, both with the administration and with clinicians or other disciplines, in order to be maximally effective in accomplishing the goals and functions of the position.” (Adapted from APA Guidelines for Psychiatric Practice in State and Community Psychiatry Systems, 1993).

The Medical Director shall have sufficient time to perform administrative duties. Administrative duties include, but are not limited to, attendance at required meetings convened by CPSA and shall have ultimate authority for ensuring psychiatric oversight in:

Emergency Services. Review of all dispositions through a defined protocol.

Acute Care Services. Admissions and discharge decisions, level of care determinations, direct supervision of care, and denial of requested services based on established medical necessity criteria as established by CPSA.

Outpatient and Residential Services. Provide participation and/or leadership in regular interdisciplinary team case reviews, including review and signature of treatment plans and Individual Service Plans that address the entire spectrum of bio-psychosocial needs of members.

Other medical care delivery and coordination with member’s primary care physician.

Additional duties include:

Development of job descriptions for provider psychiatrists, nurse practitioners and physician assistants.

Assuring the adequacy of psychiatric staffing to meet members’ needs in a timely and clinically safe manner.

Recruitment and supervision of provider psychiatric staff.

Staff training.

Direct involvement in the quality management and utilization management processes of the Contractor.

In conjunction with other provider Medical Directors and the CPSA Chief Medical Officer, development, refinement and implementation of clinical best practices and implementation of documentation standards for psychiatrists, nurse practitioners and physician assistants.

Involvement in the grievance and appeal process.

Involvement in the Title 36 and process, including the assurance that psychiatric providers will be available for required testimony and court appearances in any and all Title 36 and proceedings.

Assurance of ongoing coordination of care of members confined to the Arizona State Hospital (ASH).

Clinical Liaison: shall be assigned to each member to complete the assessment and service planning processes and provide clinical oversight to ensure the provision of necessary covered services.

Intake Staff: shall be available to provide routine and urgent intakes according to established time frames.

Co-located Children’s Staff: The Contractor shall deploy a minimum of two (2) Children’s staff positions that are co-located, one at the PCJCC, and one at designated DES offices.

Liaison to the Detoxification Service Provider: The Contractor will designate an appropriately qualified person to oversee and manage the care of its established and newly enrolled members receiving services at the DSP. Contractor will follow established guidelines in the CPSA Program Protocol Manual regarding the expectations of the Liaison to the Detoxification Service Provider.

Arizona State Hospital Liaison: State Hospital Liaison for all covered populations who has the authority to commit resources of the Subcontractor in finalizing discharge planning for its enrolled members in the State Hospital.

Special Child Populations: The Contractor shall be responsible for identifying one or more contact person(s) for each Special Population, in addition to those listed above. These populations include the following:

Children assigned to ADES/CPS;

Children assigned to AOC;

Children assigned to ADES/DDD; and

Children assigned to ADJC.

Children ages Birth through Five

The contact person shall interact with CPSA staff member assigned to each population.

Quality Management (QM)/Utilization Management (UM): The Contractor shall designate an appropriately qualified person to oversee it’s QM/UM function both internally and externally

Teleconferencing: The Contractor shall designate a staff member with sufficient time allocated to be responsible for the coordination of the telecommunications system

Planning: The Contractor shall identify a staff member who is responsible for both coordinating planning activities and interfacing with CPSA in its planning process. The Contractor shall appoint a RBHA Development Plan Liaison to interact and coordinate with CPSA Network Development as a single point of contact responsible for gathering and reporting on all related activities/achievements that support the goal of the plan. The Contractor shall appoint a liaison to work with CPSA staff on the development and monitoring of the JK Plan.

Subcontract Administration: The Contractor shall assign a staff member to coordinate the contract administration functions.

Child and Family Team Staff: The Contractor shall have a sufficient number of staff to implement the Child and Family Team Process. This includes family support staff, community resource staff and staff with specific expertise in working with CMDP children/youth.

Cultural Liaison: The Contractor shall appoint a Cultural Liaison to interact and collaborate with CPSA Cultural Diversity Specialist on cultural proficiency issues. The Cultural Liaison should have access to and collect data related to members language preferences, ethnicity, and special needs. The Cultural Liaison is responsible for administering regularly scheduled Cultural Competence Organizational Assessments which will result in a yearly Networks Cultural Proficiency Strategic Plan. The Network Cultural Proficiency Strategic Plans will be monitored by CPSA’s Cultural Diversity Specialist.

MEMBER REFERRAL, ENROLLMENT AND ASSIGNMENT

The Contractor shall accept and act upon referrals and requests for Covered Services made by any person or person’s legal guardian, family member, an AHCCCS health plan, primary care provider, hospital, jail, court, probation or parole officer, tribal government, Indian Health Services, school, or other state or community agency. The Contractor and its Subcontracted

Providers shall follow all referral procedures outlined in the ADHS/DBHS/CPSA Provider Manual, Section 3.3, Referral Process.

Contractor shall ensure that any Level II or III facility that it operates or subcontracts with is required to accept all referrals of behavioral health recipients made by the Contractor and may not arbitrarily or prematurely deny, suspend or terminate services to a behavioral health recipient without prior notification to the Contractor.

The Contractor shall ensure that all eligible persons who receive Covered Services are enrolled in the CPSA PACE Enrollment System in a timely manner and in accordance to the ADHS/DBHS/CPSA Provider Manual provisions governing timeliness of service.

Member assignment to the Contractor shall be based upon member choice, geographic location, and on an equitable, proportional assignment procedure. Assignment of members to the Contractor shall be at the sole discretion of CPSA. CPSA may adjust assignments to the Contractor based upon subcontract performance or QM findings at its discretion. The Contractor must accept enrollment of all members assigned. In the event a Member’s eligibility or assignment is questioned, the Contractor will seek assistance from CPSA Member Services. Members are the responsibility of the Contractor effective the member’s assignment date to the Contractor. CPSA will provide notification of assignment within 48 hours of member’s assignment date to the Contractor. Under no circumstances shall the Contractor be financially or clinically responsible for services provided to a member, pursuant to this Subcontract, prior to a member’s assignment to the Contractor.

Members may change their assigned Network at the discretion of CPSA based upon established criteria and guidelines established in ADHS/DBHS/CPSA Provider Manual Section 3.17, Transition of Persons. The Contractor will facilitate the transfer of clinical information necessary to accomplish such a change in Network assignment. The Contractor shall accept responsibility programmatically and financially as of the date of the member’s assignment to the Contractor, which shall occur upon the complete transfer of the member’s clinical information.

Eligible persons currently enrolled with a Contractor shall remain enrolled with the Contractor regardless of subsequent move out of that Contractor’s GSA unless and until the enrolled person is transitioned to an ALTCS Contractor, other Contractor or service provider, as applicable, and such transfer occurs in accordance with the ADHS/DBHS/CPSA Provider Manual Section 3.17, Transition of Persons.

The Contractor shall ensure that complete, timely and accurate enrollment, assessment and disenrollment data is submitted to CPSA in accordance to ADHS/DBHS/CPSA Provider Manual Section 7.5, Enrollment, Disenrollment and Other Data Submission.

The Contractor member roster is available to the Contractor via intranet within an hour of data transmission. The Contractor is responsible for reconciliation of the member roster and reporting of corrections to CPSA at least monthly according to the established Roster Reconciliation Protocols. The Contractor is responsible for the identification of AHCCCS eligibility, program indicator, and eligible fund type assignment at point of intake and throughout duration of enrollment of services. The Contractor must ensure that internal agency enrollment rosters coincide with CPSA enrollment information. The Contractor submits this report to CPSA as required in the Subcontract Deliverables Schedule.

The Contractor will maintain a current roster of children enrolled in CMDP (Comprehensive Medical and Dental Plan) and provide CPSA with a list monthly by the 15th of the month for the previous month.

COMMUNICATIONS WITH BEHAVIORAL HEALTH RECIPIENTS, FAMILY MEMBERS, STAKEHOLDERS, AND PROVIDERS

The Contractor shall participate and cooperate with CPSA’s outreach activities designed to inform eligible and enrolled persons of the availability of behavioral health services in accordance with the ADHS/DBHS/CPSA Provider Manual, Section 3.8, Outreach, Engagement, Re-engagement and Closure.

The Contractor shall identify at least one staff to regularly participate in the Children’s Community Council and its assigned subcommittees to ensure information is shared between providers, stakeholders, enrolled members and families.

Within 10 days of their first service, Contractor shall provide enrolled members or their guardians or families the CPSA Member Handbook which identifies procedures for accessing emergency services, individual member rights, SMI grievance, appeal procedures, and co-payment policies. The Contractor shall ensure that handbooks are available at all provider sites and easily accessible to all enrolled persons. The Contractor shall ensure the materials are available in the member’s primary or preferred language consistent with ADHS/DBHS/CPSA Provider Manual 10.4, Document Translation Services. The Contractor shall supplement the CPSA Member Handbook with specific information that at minimum includes the following: Clinical Liaison, list of Subcontract Providers, available services, service locations and access to emergency services. The Contractor shall ensure that these supplements are written at a 4th grade reading level, and that the information be printed in a type, style, and size that can be easily read by members with varying degrees of visual impairment or limited reading proficiency. The Contractor must notify members that alternative formats are available and how to access them. The Contractor shall assist CPSA in its efforts to annually make available a Member Handbook to all enrolled persons.

The Contractor shall distribute CPSA developed written materials to members and family members and make such materials available in the lobbies of their service sites. The Contractor shall ensure the materials are available in the member’s primary or preferred language consistent with ADHS/DBHS/CPSA Provider Manual 10.4, Document Translation Services. The Contractor will assist members in understanding the content of these materials.

The Contractor shall maintain a website.

The website shall be organized to allow for easy access of information by behavioral health recipients, family members, providers and stakeholders. The website shall contain at a minimum the following information or links:

Provider Name

Provider Address

Provider telephone number

Locations and sites at which members may receive services

Provider’s hours of operation

Available spoken languages

The Contractor shall ensure that the website is in compliance with the Americans with Disabilities Act.

QUALITY MANAGEMENT/UTILIZATION MANAGEMENT

Quality Management

The Contractor shall have a quality management program that fulfills all requirements contained in the CPSA Quality Management/Utilization Management Plan (QM/UM Plan). In addition to Quality Management requirements set forth in Standard Terms, Paragraph H, the Contractor shall submit a QM/UM Plan within thirty (30) days of the initial execution of the Subcontract and annually thereafter. The plan shall comply with the CPSA QM/UM Plan and ensure reporting of incidents, accidents, and deaths according to ADHS/DBHS/CPSA Provider Manual Section 7.4, Reporting of Incidents, Accidents and Deaths and when applicable, reporting of incidents of seclusion and restraint according to ADHS/DBHS/CPSA Provider Manual section 7.3, Seclusion and Restraint Reporting.

The Contractor shall meet ADHS Minimum Performance Standards included in the QM/UM Plan and CPSA shall require a corrective action plan from, and may impose sanctions on Contractor if it does not achieve the minimum standard for any indicator, performance for any indicator declines to a level below the ADHS Minimum Performance Standard or there is a statistically significant drop in the Contractor’s performance on any indicator without a justifiable explanation. The Contractor’s QM/UM Plan shall use methods to address the ADHS Minimum Performance Standards.

The Contractor will provide sufficient space for the CPSA QM Liaison to perform QM review and analysis at the contractor’s site.

Utilization Management

General:

The contractor will assume certain Utilization Management Functions specified in the CPSA Utilization Management Plan. The Contractor and subcontractors will comply with this plan and requirements contained in the ADHS/DBHS/CPSA Provider Manual, Chapter 3.14, Securing Services and Prior Authorization.

The Contractor shall participate in CPSA processes that monitor for under and over utilization of services.

The Contractor shall maintain a risk management program and ensure that appropriate action is taken as needed. The Contractor shall use information obtained to improve the quality of care.

The Contractor shall address discharge from inpatient services as follow-up to a special event and develop a discharge plan according to the ADHS/DBHS/CPSA Provider Manual Section 3.8.6-C.

Utilization Management Reporting Requirements

Utilization (Census) Data for Level II placements are required as referenced in the Subcontract Deliverables Schedule. Census data for all CPS and DDD children placed out of home including; Level 3 Group Home, Therapeutic Foster Care, Unlicensed Out of Home Placement, and Foster Placement are also required.

The Contractor will submit additional reports as required by special program provisions or in response to identified discrepancies identified through monitoring efforts.

PHYSICIAN INCENTIVES

The Contractor must comply with all applicable physician incentive requirements and conditions defined in 42 CFR 417.479. These regulations prohibit physician incentive plans that directly or indirectly make payments to a doctor or a group as inducement to limit or refuse medically necessary services to a member. The Contractor is required to disclose all physician incentive agreements to CPSA and to enrolled persons who request them.

The Contractor shall not enter into contractual arrangements that place providers at significant financial risk as defined in CFR 417.479 unless specifically approved in advance by CPSA. In order to obtain approval, the following must be submitted to CPSA 90 days prior to the implementation of the Subcontract:

A complete copy of the Subcontract

A plan for the member satisfaction survey

Details of the stop-loss protection provided

A summary of the compensation arrangement that meets the substantial financial risk definition

The Contractor shall disclose to CPSA the information on physician incentive plans listed in 42 CFR 417.479 (h)(1) through 417.479(I) in accordance with the AHCCCS Physician Incentive Plan

Disclosure by Contractor’s Policy and upon Subcontract renewal, prior to the initiation of a new Subcontract, or upon the request from ADHS, AHCCCSA, CMS or CPSA.

The Contractor shall also provide for compliance with physician incentive plan requirements as set forth in 42 CFR 422.

ADVANCE DIRECTIVES

The Contractor shall ensure compliance with requirements contained in the ADHS/DBHS/CPSA Provider Manual, Section 3.12, Advance Directives, addressing advanced directives for adult enrolled members.

Each subcontract or agreement with a hospital, nursing facility, home health agency, hospice or organization responsible for providing personal care, must comply with Federal and State law regarding advance directives for adult members.

ASSISTED LIVING HOMES AND UNLICENSED BOARDING HOMES

In accordance with the ADHS/DBHS/CPSA Provider Manual, Section 10.1, Members Residing in Boarding Homes, the Contractor shall assess the living situation for all persons with a SMI to ensure that the person’s basic needs are met in an environment that is safe, secure and consistent with their behavioral needs. The Contractor shall ensure that any situations observed that pose a threat to the health or safety of a person is promptly resolved.

HOUSING PROGRAM

The Contractor shall participate with CPSA in delivering housing services in compliance and with CPSA’s Housing Plan and the ADHS/DBHS/CPSA Provider Manual.

The Contractor shall deliver Housing Support Services in accordance with the ADHS/DBHS Covered Services Guide and ADHS/DBHS/CPSA Provider Manual, Section 10.3, Housing Support Services.

P. VOCATIONAL SERVICES

In collaboration with CPSA, the Contractor shall deliver vocational services in compliance with the Rehabilitation Services Administration (RSA) and CPSA Collaborative Regional Vocational Plan. The Contractor shall deliver vocational services in accordance with the ADHS/DBHS Covered Services Guide and the ADHS/DBHS/CPSA Provider Manual, Section 4.4.6-H Coordination of Care with Other Governmental Entities.

SUBCONTRACT AGREEMENT

THE PROVIDENCE SERVICE CORPORATION

Contract Number: A0508	Amendment 9	FY 07/08

SCHEDULE III

CONTRACT DELIVERABLES

Reference	Deliverable	Due Date	Submit To	Form Req’d

AHCCCS Rules, ADHS Policy	Office of Behavioral Health Licensure (OBHL) License(s)	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

AHCCCS Rules, ADHS Policy	Copy of OBHL/DES Licensure Audit Report/Findings	30 days after receipt	Contracts Unit

AHCCCS Rules, ADHS Policy	OBHL/DES Licensure Corrective Action Plan	15 days after due date to OBHL/DES	Contracts Unit

AHCCCS Rules, ADHS Policy	Proof of Accreditation	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

RBHA Contract	Professional and Personal Liability Certificate of Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

	General Liability Certificate of Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

	Automobile Liability Certificate of Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance	Contracts Unit

	Worker’s Compensation Insurance	15 days prior to contract execution. Renewed or amended license within 15 days of issuance.	Contracts Unit

RBHA Contract	Contractor’s Subcontract Agreements with Subcontracted Providers and any subsequent amendments.	Within 10 days of execution of new Subcontract Agreement or Amendment	Contracts Unit

RBHA Contract	Organization Chart	Within 30 days of contract award renewal. Within 30 days of any changes.	Contracts Unit

Reference	Deliverable	Due Date	Submit To	Form Req’d

RBHA Contract	List of Board of Directors or equivalent that includes members’ Name, Affiliation, Address and Telephone Number.	Within 30 days of contract award/renewal. Within 30 days of any changes.	Contracts Unit

RBHA Contract	Independent Practitioner (M.D., D.O., R.N., P.A. & Ph.D, N.P, CISW, CPC, CMFT)	Within 5 days of any changes.	Contracts Unit	X

RBHA Contract	Schedule of Budgeted Revenue and Expenses	Annually no later August 15 each fiscal year	Finance Unit	X

RBHA Contract	Cost Allocation Plan	Annually no later than August 15 each fiscal year.	Finance Unit

RBHA Contract	Balance Sheet Statement of Operations and Changes in Net Assets Statement of Cash Flow	30 calendar days after month end	Finance Unit

	Supplemental Schedule of Revenue and Expenses	30 calendar days after month end	Finance Unit	X

	Certification Statement	30 calendar days after month end	Finance Unit	X

	Certified audited financial statement Management letter from Contractor’s auditor including any provider responses OMB Circular A-133 Reports, if applicable	150 calendar days following Contractor’s fiscal year end.	Finance Unit

RBHA Contract	Audited Supplemental Schedule of Revenue and Expenses	150 calendar days following Contractor’s fiscal year end	Finance Unit	X

	Attestation of Privileges	Upon completion of a thorough competency assessment of each individual who will perform initial assessments	QM Unit

Reference	Deliverable	Due Date	Submit To	Form Req’d

Office of Behavioral Health Licensure; ADHS/RBHA Contract	Incident/Accident/Mortality Report	Within 24 hours following incident.	QM Unit	X

RBHA Contract	Fraud & Abuse Report	Per incident within 5 days.	QM Unit

RBHA Contract	Restraint and Seclusion Report (SMI & Children Level 1 Facility)	5th day of each month.	QM Unit	X

ADHS Policy; AHCCCS Rules	Medical Care Evaluation Studies (Inpatient/RTC/PHF)	Annually no later than August 15 each fiscal year.	QM Unit	X

RBHA Contract	Contractor’s Policies & Procedures	Annually no later than October 15 each fiscal year; updates within 30 days of revision.	QM Unit

RBHA Contract	Policies or Codes Governing Agency’s Operational Ethics	Prior to implementation for review/approval and Annually thereafter.	QM Unit

RBHA Contract, AHCCS Rules	Agency QM/UM Plan and Annual Review	30 days from initial execution of Subcontract, Annually thereafter by no later than November 15 each fiscal year.	QM Unit

RBHA Contract	QM Site Visit and/or Chart Audit Plan of Correction Report	30 days after receipt of report.	QM Unit

RBHA Contract	Minimum Network Standard and Staff Inventory Report	Quarterly, 30 days following the end of quarter	Systems Development and Evaluation Unit

RBHA Contract	Utilization (Census) Data of Members Out of Home placements	Weekly for Networks including facility subcontractors	Utilization Management Manager

RBHA Contract; ADHS Policy; AHCCCS Rules	Certification of Need (CON) (For TXIX/TXXI members in a Level 1 RTC)	Initial CONs weekly; renewal CONs every 30 days thereafter.	Utilization Management Manager

RBHA Contract	Member Roster Reconciliation	Exception corrections submitted 15 days after month-end.	Information Systems Manager	X

Reference	Deliverable	Due Date	Submit To	Form Req’d

RBHA Contract	Member Enrollment (PACE electronic submission) Demographic Assessment (PACE electronic submission)	Enrollment, closure and initial demographic assessment within 5 days of intake and closure. Demographic (complete) within 40 days of intake annually	Information Systems Manager	X

RBHA Contract	Progress Updates toward meeting targeted outcomes	By the 5th day of the month following quarter	Network Development Manager

RBHA Contract	Network Cultural Proficiency Strategic Plan	Annually, July 1st	Network Development

RBHA Contract	Case Manager Inventory	Every two (2) months	Children Services Manager	X

RBHA Contract	Child and Family Team Utilization Report, including reporting referrals and functioning CFT	5th, or first Tuesday of the month	Children Services Manager

RBHA Contract	Contractor shall notify CPSA within ten (10) days upon discovery of any situation that could reasonably be expected to affect a Contractor’s ability to carryout its obligations under this Subcontract.	10 days upon discovery of any situation that could affect ability to carry out contract obligations	Contracts Unit

RBHA Contract	Contractor shall give notice to CPSA within 30 days of any non-material alteration to this Subcontract.	30 days notice of any non-material alteration to Contract	Contracts Unit

Schedule II

Community Partnership of Southern Arizona

Funding Allocation Schedule

Fiscal Year 2007

Providence Service Corporation

GSA	Program	Program Funding Source	Program Description	CFDA No	Federal Agency	Compensation Methodology	Contract Type	Contract Amount
5	TXIX Children	Centers for Medicare and Medicaid Services (CMS) Research, Demonstrations and Evaluations	Network Services	93.779	CMS, DHHS	l/9th of Annual	Block Purchase - Network	$500,000
5	TXIX Children	Centers for Medicare and Medicaid Services (CMS) Research, Demonstrations and Evaluations	Network Services	93.779	CMS, DHHS	l/12th of Annual	Block Purchase - Network	$6,957,848
5	TXIX Children	Comprehensive Medical and Dental Plan	Network Services	93.779	CMS, DHHS	l/12th of Annual	Block Purchase - Network	$6,852,000
5	TXIX Children	Comprehensive Medical and Dental Plan	Network Services - RTC Differential	93.779	CMS, DHHS	l/9th of Annual	Block Purchase - Network	$88,000
5	TXIX Children	DES / DD Arizona Long Term Care System	Network Services	93.779	CMS, DHHS	1/12th of Annual	Block Purchase - Network	$383,800

							Program Total:	$14,781,648
5	TXXI Children	Centers for Medicare and Medicaid Services (CMS) Research, Demonstrations and Evaluations	Network Services - Title 21	93.767	CMS, DHHS	1/12th of Annual	Block Purchase - Network	$789,817

							Program Total:	$789,817
5	Non-TXIX Children	Block Grant for Community Mental Health	Federal	93.958	SAMHSA, DHHS	1/12th of Annual	Block Purchase - Network	$260,068
5	Non-TXIX Children	Block Grant for Community Mental Health	Flex Funds	93.958	SAMHSA, DHHS	l/12th of Annual	Block Purchase - Network	$54,720
5	Non-TXIX Children	State	Children			1/12th of Annual	Block Purchase - Network	$177,537
5	Non-TXIX Children	State	Children Mental Health			1/12th of Annual	Block Purchase - Network	$48,000
5	Non-TXIX Children	House Bill 2003	Staffing - CPS Liaison (DES Funds)			l/12th of Annual - CER required	Cost Reimbursement	$48,000

							Program Total:	$588,325
5	Non-TXIX Prevention	State Children’s Prevention				CER Reimbursement	Cost Reimbursement	$176,000
5	Non-TXIX Prevention	State Mental Health Prevention				CER Reimbursement	Cost Reimbursement	$4,000

							Program Total:	$180,000

							Provider Total:	$16,339,790

CFDA Number: Catalog of Federal Domestic Assistance

NOTE for Providers with Title XIX and Title XXI Funding: Both Title XIX and Title XXI funds are subject to a state matching funds requirement. The exact state dollar amounts and percentages are not determined until year end in the ADHS confirmation. CPSA treats all Title XIX and Title XXI funds as federal until ADHS confirms the state match at year end.

Payments to providers are subject to modification should CPSA funding from ADHS be revised.